As filed with the Securities and Exchange Commission on August 13, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

General Mills, Inc.
(Exact name of registrant as specified in its charter)

Delaware	41-0274440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Number One General Mills Boulevard

Minneapolis, Minnesota 55426

(763) 764-7600

(Address, including zip code, of registrant’s principal executive offices)

Siri S. Marshall, Esq.

Senior Vice President and General Counsel

General Mills, Inc.

Number One General Mills Boulevard

Minneapolis, Minnesota 55426

(763) 764-7230

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gary L. Tygesson, Esq.

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402

612-340-8753

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit		Proposed maximum aggregate offering price		Amount of registration fee
Floating Rate Convertible Senior Notes Due April 11, 2037	$1,150,000,000	(1)	100	%(2)(3)	$1,150,000,000	(1)	$35,305	(4)
Common Stock, par value $0.10 per share	11,500,000	(5)	N/A	(6)	N/A	(6)	N/A	(6)
Total	—		—		$1,150,000,000		$35,305	(7)

(1)             Represents the aggregate principal amount of Floating Rate Convertible Senior Notes Due April 11, 2037 (the “notes”) issued by the Registrant.

(2)             Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(i) under the Securities Actor 1933, as amended (the “Securities Act”).

(3)             Exclusive of accrued interest and distributions, if any.

(4)             Calculated in accordance with Rule 457(i) under the Securities Act.

(5                 This number represents the maximum number of shares of common stock that are issuable upon conversion of the notes registered hereby. For purposes of estimating the number of shares of common stock to be included in the Registration Statement upon the conversion of the notes, the Registrant calculated the number of shares issuable upon conversion of the notes based on a maximum conversion rate of 10 shares per $1,000 principal amount of the Notes. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act, the amount to be registered includes an indeterminate number of shares of common stock issuable upon conversion of the notes, as this amount may be adjusted as a result of stock splits, stock dividends and similar events, and the adjustment provisions of the notes.

(6)             No additional consideration will be received for the common stock issuable upon conversion of the notes and therefore no registration fee is required pursuant to Rule 457(i) under the Securities Act.

(7)             A registration fee of $35,305 was previously paid with respect to the notes pursuant to Registration Statement No. 333-145292 filed by the Registrant on August 9, 2007, of which $35,305 remains unutilized.  Pursuant to Rule 457(p) under the Securities Act, the unutilized filing fee of $35,305 previously paid is to be offset against the filing fee payable pursuant to this Registration Statement.

PROSPECTUS

$1,150,000,000

General Mills, Inc.

FLOATING RATE CONVERTIBLE SENIOR NOTES
DUE APRIL 11, 2037
AND COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

We issued and sold $1,150,000,000 aggregate principal amount of our Floating Rate Convertible Senior Notes due April 11, 2037 (the notes) in a private placement in April 2007.  The selling securityholders identified in this prospectus will use this prospectus to resell their notes and any shares of our common stock issuable upon conversion of their notes as described in “Plan of Distribution” beginning on page 42 of this prospectus.  We will not receive any proceeds from this offering.

The notes will mature on April 11, 2037. You may, at your option, convert the notes into cash and shares of our common stock at any time on or prior to the close of business on the business day immediately preceding the maturity date. The initial conversion rate is 10 shares of our common stock per $1,000 principal amount of notes. This represents an initial conversion price per share of $100.00. Upon conversion, you will receive, in respect of each $1,000 principal amount of notes surrendered for conversion, cash and shares of our common stock, if any, equal to the sum of the daily settlement amounts for each day of the observation period (as defined herein). The “daily settlement amount” for each of the ten trading days of the observation period will consist of: (1) an amount in cash equal to the lesser of $100 and the daily conversion value (as defined herein) relating to such day, and (2) to the extent such daily conversion value exceeds $100, a number of shares equal to (A) the difference between such daily conversion value and $100 divided by (B) the common stock price (as defined herein) for such day. We will have the option to deliver cash in lieu of all or any portion of the shares, if any, deliverable upon conversion. If you elect to convert your notes in connection with certain changes in control (as defined herein) that occur on or prior to April 11, 2008, we will increase the conversion rate by a number of shares of our common stock determined as described herein.

Our common stock is listed on The New York Stock Exchange (the NYSE) under the symbol “GIS.” On August 8, 2007, the last reported sale price for our common stock was $56.92 per share.

The notes bear interest at an annual rate equal to 1-month LIBOR, reset monthly, minus 0.07%; provided that such rate will never be less than 0% per annum. The initial interest rate on the notes was 5.25%. Interest is payable quarterly in arrears on January 11, April 11, July 11 and October 11 of each year. We made our first interest payment on the notes on July 11, 2007.  Interest accrues on a monthly basis based on the relevant 1-month LIBOR, but such interest is payable only on a quarterly basis on each quarterly interest payment date (and the amount of interest payable on each such quarterly interest payment date will be the aggregate amount of interest accrued, if any, without compounding, for each of the three immediately preceding 1-month LIBOR interest periods).

The notes are our unsecured and unsubordinated obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes are structurally subordinated to the liabilities of our subsidiaries, including but not limited to trade payables.

We have the option to redeem for cash all or a portion of the notes at any time on or after April 11, 2008 at a price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including additional interest, if any, up to but not including the date of redemption, payable in cash. We must make at least 4 quarterly interest payments (including the interest payments on July 11, 2007 and April 11, 2008) in the full amount required by the indenture before redeeming any notes at our option. You have the option to require us to repurchase all or a portion of your notes in connection with any change in control and on April 11, 2008, 2009, 2012, 2017, 2022, 2027 and 2032 for cash at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, including additional interest, if any, up to and including the calendar day immediately preceding the date on which the payment of the repurchase price is made. See “Description of the Notes—Redemption and Repurchase of the Notes—Repurchase of Notes at the Option of the Holder” and “Description of the Notes—Redemption and Repurchase of the Notes—Right to Require Repurchase of Notes Upon a Change in Control.”

The notes have been issued in book-entry form and are represented by three permanent global certificates, which have been deposited with the trustee as a custodian for The Depository Trust Company (DTC) and registered in the name of a nominee of DTC. Except as described in this prospectus, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Any such interest may not be exchanged for certificated securities, except in limited circumstances.

Since their issuance, the notes have been eligible for trading in the PORTALSM Market of the Nasdaq Stock Market, Inc. (PORTAL).  However, upon their registration, the notes will cease to be eligible for trading in PORTAL.  We do not intend to list the notes on any national securities exchange or to include them in any automated quotation system upon their registration.

Investing in the notes and our common stock involves risks. See “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is August 9, 2007

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS
WHERE YOU MAY FIND MORE INFORMATION ABOUT GENERAL MILLS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
VALIDITY OF THE SECURITIES
EXPERTS

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (SEC).  By using a shelf registration statement, the selling securityholders may sell, from time to time, the notes, as well as any shares of common stock issuable upon conversion of the notes.

You should rely only on the information incorporated by reference or provided in this prospectus.  Neither we nor the selling securityholders have authorized anyone else to provide you with different or additional information.  If anyone provides you with different or additional information, you should not rely on it.  This prospectus does not constitute an offer to sell, nor a solicitation of an offer to buy, any of the securities offered in this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.  Neither the delivery of this prospectus nor any sale made under this prospectus of the securities described herein shall under any circumstances imply, and you should not assume, that the information provided by this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document, regardless of the time of delivery of this prospectus or of any sale of our securities.  Our business, financial condition, results of operations and prospects may have changed since those dates.

Except as otherwise indicated or required by the context, all references in this prospectus to “General Mills,” “we,” us” and “our” are to General Mills, Inc. and not to its subsidiaries.

All references in this prospectus to “$,” “U.S. Dollars” and “dollars” are to United States dollars.

Trademarks and servicemarks in this prospectus are set forth in capital letters and are owned or licensed by us or our subsidiaries.

WHERE YOU MAY FIND MORE INFORMATION ABOUT GENERAL MILLS

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference facilities and their copy charges. These reports and other information concerning us may also be inspected at the office of the NYSE located at 20 Broad Street, New York, NY 10005. For further information on obtaining copies of General Mills’ public filings at the NYSE, you should call 1-212-656-3000.

We have filed with the SEC a registration statement on Form S-3 to register the notes and the shares of common stock offered hereby. This prospectus is part of the registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits to the registration statement. For further information regarding General Mills, investors should refer to the registration statement and its exhibits. The full registration statement can be obtained from the SEC as indicated above.

The SEC allows us to incorporate by reference the information we file with them into this prospectus.  This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus.  Information that we file with the SEC after the date of this prospectus will automatically update and, where applicable, modify or supersede the information included or incorporated by reference in this prospectus. We incorporate by reference the documents listed below (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934, as amended (the Exchange Act), in accordance with the Exchange Act and applicable SEC rules) and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial filing of the registration statement of which this prospectus is a part and before the filing of a post-effective amendment to that registration statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold:

•      our Annual Report on Form 10-K for the fiscal year ended May 27, 2007; and

•      our Current Reports on Form 8-K filed on June 29, 2007; August 1, 2001; August 2, 2007; and August 3, 2007.

You may request a copy of these filings (excluding exhibits to those documents unless they are specifically incorporated by reference into those documents) at no cost, by writing or telephoning us at the following address and phone number:

General Mills, Inc.
Number One General Mills Boulevard
Minneapolis, MN 55426
Attention: Corporate Secretary
(763) 764-7600

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We and our representatives may from time to time make written or oral forward-looking statements with respect to our annual or long-term goals, including statements contained in this prospectus, the documents incorporated by reference in this prospectus, our filings with the SEC and our reports to stockholders.

The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “plan,” “project” or similar expressions identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those currently anticipated or projected. We wish to caution you not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

Our future results could be affected by a variety of factors, such as:

•                  competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors;

•                  economic conditions, including changes in inflation rates, interest rates or tax rates;

•                  product development and innovation;

•                  consumer acceptance of new products and product improvements;

•                  consumer reaction to pricing actions and changes in promotion levels;

•                  acquisitions or dispositions of businesses or assets;

•                  changes in capital structure;

•                  changes in laws and regulations, including labeling and advertising regulations;

•                  impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets;

•                  changes in accounting standards and the impact of significant accounting estimates;

•                  product quality and safety issues, including recalls and product liability;

•                  changes in customer demand for our products;

•                  effectiveness of advertising, marketing and promotional programs;

•                  changes in consumer behavior, trends and preferences, including weight loss trends;

•                  consumer perception of health-related issues, including obesity;

•                  consolidation in the retail environment;

•                  changes in purchasing and inventory levels of significant customers;

•                  fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy;

•                  disruptions or inefficiencies in the supply chain;

•                  volatility in the market value of derivatives used to hedge price risk for certain commodities;

•                  benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities;

•                  failure of our information technology systems;

•                  resolution of uncertain income tax matters;

•                  foreign economic conditions, including currency rate fluctuations; and

•                  political unrest in foreign markets and economic uncertainty due to terrorism or war.

We undertake no obligation to publicly revise any forward-looking statements to reflect events or circumstances after the date of those statements or to reflect the occurrence of anticipated or unanticipated events.

SUMMARY

This summary contains a general overview of the information contained or incorporated by reference in this prospectus.  This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements and related notes, as filed with the SEC and incorporated by reference in this prospectus.  You should carefully consider the information contained in or incorporated by reference in this prospectus, including the information set forth under the heading “Risk Factors” beginning on page 8 of this prospectus and on page 5 of our Annual Report on Form 10-K for the fiscal year ended May 27, 2007 filed with the SEC on July 26, 2007.

General Mills

Company Overview

General Mills is a leading global manufacturer and marketer of branded, packaged consumer foods and operates in the consumer foods industry. We are also a leading supplier of branded and unbranded food products to the foodservice and commercial baking industries.  These products are manufactured by us in 18 countries and marketed in more than 100 countries. Our joint ventures manufacture and market products in more than 130 countries and republics worldwide.  Our fiscal year ends on the last Sunday in May.  All references to our fiscal years are to our fiscal years ending on the last Sunday in May of each such period.

We were incorporated under the laws of the State of Delaware in 1928. We employ approximately 28,500 persons worldwide. Our principal executive offices are located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426; our telephone number is (763) 764-7600. See “Where You May Find More Information About General Mills” for details about information incorporated by reference into this prospectus.

Business Segments

We have three operating segments organized by type of customer and geographic region:

•       U.S. Retail;

•       International; and

•       Bakeries and Foodservice.

U.S. Retail

The U.S. Retail segment accounted for approximately 68 percent of our total fiscal 2007 net sales. The segment reflects business with a wide variety of grocery stores, mass merchandisers, membership stores, natural food chains, and drug, dollar and discount chains operating throughout the United States. Our major product categories in this business segment are ready-to-eat cereals, refrigerated yogurt, ready-to-serve soup, dry dinners, shelf stable and frozen vegetables, refrigerated and frozen dough products, dessert and baking mixes, frozen pizza and pizza snacks, grain, fruit and savory snacks, microwave popcorn, and a wide variety of organic products including soup, granola bars, and cereal.

International

International operations accounted for approximately 17 percent of our total fiscal 2007 net sales.  In Canada, our major product categories are ready-to-eat cereals; shelf stable and frozen vegetables; dry dinners; refrigerated and frozen dough products; dessert and baking mixes; frozen pizza snacks; and grain, fruit and savory snacks. In markets outside North America, our product categories include super-premium ice cream, grain snacks, shelf stable and frozen vegetables, dough products, and dry dinners. Our International segment also includes products manufactured in the United States for export internationally, primarily to the Caribbean and Latin American markets, as well as products we manufacture for sale to our international joint ventures. Revenues from export activities are reported in the region or country where the end customer is located. These international businesses are managed through 34 sales and marketing offices.

Bakeries and Foodservice

Bakeries and Foodservice accounted for approximately 15 percent of our total fiscal 2007 net sales.  In our Bakeries and Foodservice segment we sell branded ready-to-eat cereals, snacks, dinner and side dish products, refrigerated and soft-serve frozen yogurt, frozen dough products, branded baking mixes, and custom food items. Our customers include foodservice distributors and operators, convenience stores, vending machine operators, quick service and other restaurant operators, and business and school cafeterias in the United States and Canada. In addition, we market mixes and unbaked and fully baked frozen dough products throughout the United States and Canada to retail, supermarket and wholesale bakeries.

Joint Ventures

In addition to our consolidated operations, we manufacture and sell products through several joint ventures.

International Joint Ventures.   We have a 50 percent equity interest in Cereal Partners Worldwide, or CPW, a joint venture that manufactures and markets ready-to-eat cereal products in more than 130 countries and republics outside the United States and Canada. CPW also markets cereal bars in several European countries and manufactures private label cereals for customers in the United Kingdom. On July 14, 2006, CPW acquired the Uncle Tobys cereal business in Australia for approximately $385 million. We have a 50 percent equity interest in two joint ventures for the manufacture, distribution and marketing of HÄAGEN-DAZS frozen ice cream products and novelties in Japan and Korea. We have a controlling interest in a HÄAGEN-DAZS joint venture in Thailand. We also have a 50 percent equity interest in Seretram, a joint venture for the production of GREEN GIANT canned corn in France.

Domestic Joint Venture.   We have a 50 percent equity interest in 8th Continent, LLC, a joint venture formed to develop and market soy-based products.

The Offering

The summary below describes the principal terms of the notes.  Certain of the terms and conditions described below are subject to important limitations and exceptions.  The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes. The “Description of Capital Stock” section of this prospectus contains a more detailed description of our common stock.

Issuer	General Mills, Inc.

Securities Offered	$1.15 billion aggregate principal amount of Floating Rate Convertible Senior Notes Due April 11, 2037.

Maturity	April 11, 2037.

Interest Rate and Payment Dates

The notes bear interest at an annual rate equal to 1-month LIBOR, reset monthly, minus 0.07%; provided that such rate will never be less than 0% per annum. The initial interest rate on the notes was 5.25%. Interest is payable quarterly in arrears on January 11, April 11, July 11 and October 11 of each year. We made our first interest payment on the notes on July 11, 2007.

Interest accrues on a monthly basis based on the relevant 1-month LIBOR, but such interest is payable only on a quarterly basis on each quarterly interest payment date (and the amount of interest payable on each such quarterly interest payment date will be the aggregate amount of interest accrued, if any, without compounding, for each of the three immediately preceding one-month LIBOR interest periods).

Ranking

The notes are our unsecured and unsubordinated obligations and rank equal in priority among themselves and with all of our existing and future unsecured and unsubordinated indebtedness from time to time outstanding.

As of May 27, 2007, we had approximately $6.2 billion of total debt, including $138 million of debt from consolidated subsidiaries. As of May 27, 2007, preferred stock and interests of subsidiaries, shown as minority interests on our consolidated balance sheets, totaled approximately $1.1 billion.

Conversion Rights

Holders may convert any outstanding notes into cash and, if applicable, shares of our common stock at any time on or prior to the close of business on the business day immediately preceding the maturity date based on an initial conversion rate of 10 shares of our common stock per $1,000 principal amount of notes. This represents an initial conversion price per share of $100.00.

Payment Upon Conversion

Subject to certain exceptions described in “Description of the Notes—Conversion Rights,” we will settle each $1,000 principal amount of notes surrendered for conversion by delivering, on the third trading day immediately following the last day of the related observation period, as defined below, cash and shares of our common stock, if any, equal to the sum of the daily settlement amounts, as defined below, for each of the ten trading days during the related observation period.

The “observation period” with respect to any note means the ten consecutive-trading-day period beginning on and including the second trading day after you deliver your conversion notice to the conversion agent, except that with respect to any conversion notice received after the date of issuance of a notice of redemption as described under “Description of the Notes—Redemption and

Repurchase of the Notes—Optional Redemption of the Notes,” the observation period means the ten consecutive trading days beginning on and including the 13th scheduled trading day prior to the applicable redemption date.

The “daily settlement amount,” for each of the ten trading days during the observation period shall consist of:

•              an amount in cash equal to the lesser of $100 and the daily conversion value relating to such day; and

•              to the extent such daily conversion value exceeds $100, a number of shares (the net shares), subject to our right to pay cash in lieu of all or a portion of such shares, as described below, equal to (A) the difference between such daily conversion value and $100 divided by (B) the common stock price for such day.

By the close of business on the business day prior to the first scheduled trading day of the observation period, we may specify a percentage of the net shares that will be settled in cash (the cash percentage) and we will notify you of such cash percentage by notifying the trustee (the cash percentage notice). If we elect to specify a cash percentage, the amount of cash that we will deliver in lieu of all or the applicable portion of the net shares in respect of each trading day in the observation period will equal the cash percentage, multiplied by (i) the net shares for such trading day (assuming we had not specified a cash percentage), multiplied by (ii) the common stock price for such trading day.

The number of shares deliverable in respect of each business day in the observation period will be a percentage of the net shares (assuming we had not specified a cash percentage) equal to 100% minus the cash percentage. If we do not specify a cash percentage, we must settle 100% of the net shares for each trading day in such observation period with our common stock; provided, however, that we will pay cash in lieu of fractional shares as described below. We may, at our option, revoke any cash percentage notice by notifying the trustee; provided that we must revoke such notice by the close of business on the business day prior to the first scheduled trading day of the observation period.

We will deliver cash in lieu of fractional shares of our common stock issuable in connection with payment of the amounts above, based on the common stock price on the last day of the applicable observation period.

The “daily conversion value” means, for each of the ten consecutive trading days during the observation period, one-tenth (1/10) of the product of (a) the applicable conversion rate and (b) the common stock price (or the value of the consideration into which one share of our common stock has been exchanged in connection with certain corporate transactions) for such day.

Upon conversion of the notes, no holder will be entitled to any actual payment or adjustment on account of accrued and unpaid interest, including additional interest, if any.

The conversion rate will be subject to adjustment in certain circumstances. See “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.”

Adjustments of Conversion Rate

We will adjust the conversion rate of our notes in the following circumstances:

If you elect to convert your notes in connection with a corporate transaction that occurs on or prior to April 11, 2008 that constitutes a “change in control,” other than a change in control relating to the composition of our board of directors, we will increase the conversion rate by a number of shares of our common stock as determined in this prospectus. Conversion “in connection with a corporate transaction” means any conversion in respect of which the conversion notice is delivered at any time during the period from and including the effective date of the relevant change in control until, and including, the close of business on the business day immediately preceding the change in control repurchase date corresponding to the relevant change in control. However, if the transaction constitutes a “public acquirer change of control,” instead of increasing the conversion rate, we may, in certain circumstances, elect to change our conversion obligation so that upon conversion of the notes, we will deliver public acquirer common stock or cash and public acquirer common stock, if any. See “Description of the Notes—Conversion Rights—Converting in Connection with Certain Change in Control Events.”

If we distribute cash to all holders of our common stock (excluding any dividend or distribution in connection with our liquidation, dissolution or winding-up or any regular quarterly cash dividend on our common stock to the extent that the aggregate amount of such cash dividend per share of our common stock does not exceed $0.37 for any quarterly period) ($0.37 being the “quarterly dividend threshold amount”); if there is a dividend or distribution to which this paragraph applies, the conversion rate will be adjusted by multiplying the applicable conversion rate by a fraction:

•              the numerator of which will be the current market price of our common stock on the record date fixed for the distribution minus the quarterly dividend threshold amount; and

•              the denominator of which will be (i) the current market price of our common stock on the record date fixed for the distribution minus (ii) the amount per share of such dividend or distribution; provided that if an adjustment is required to be made as a result of a distribution that is not a regular quarterly cash dividend, the quarterly dividend threshold amount will be deemed to be zero.

The quarterly dividend threshold amount is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided that no adjustment will be made to the quarterly dividend threshold amount for any adjustment made to the conversion rate as described above.

“Common stock price” on any date means the closing sale price per share, or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices, on such date for our common stock as reported in composite transactions on the NYSE or such other principal U.S. securities exchange on which our common stock is then traded. If our common stock is not so listed, the common stock price will be the average of the midpoint of the last bid and asked prices for our common stock on the relevant date quoted by each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

A “trading day” means any regular or abbreviated trading day of the NYSE.

Optional Redemption of the Notes

Beginning on April 11, 2008, we may redeem the notes, in wholeat any time, or in part from time to time, for cash at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, including additional interest, if any, up to but not including the date of redemption. See “Description of the Notes— Redemption and Repurchase of the Notes—Optional Redemption of the Notes.”

We must make at least 4 quarterly interest payments (including the interest payments on July 11, 2007 and April 11, 2008) in the full amount required by the indenture before redeeming any notes at our option.

Repurchase of Notes at the Option of the Holder

A holder has the right to require us to repurchase all or a portion of its notes on April 11, 2008, 2009, 2012, 2017, 2022, 2027 and 2032. We will give notice of this right not less than 30 days prior to each such date. We will repurchase the notes as to which these repurchase rights are exercised for an amount of cash equal to 100% of the principal amount of the notes on the date of repurchase, plus accrued and unpaid interest, including additional interest, if any, up to and including the calendar day immediately preceding the date on which the payment of the repurchase price is made. See “Description of the Notes—Redemption and Repurchase of the Notes—Repurchase of Notes at the Option of the Holder.”

Repurchase Upon Change in Control

If a change in control, as that term is defined in “Description of the Notes—Redemption and Repurchase of the Notes—Right to Require Repurchase of Notes Upon a Change in Control,” occurs, you will have the right to require us to repurchase all or a portion of your notes for a period of time after the change in control. The repurchase price will be equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, including additional interest, if any, up to but not including the date of repurchase, payable in cash.

Sinking Fund	None.

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the notes or any shares of common stock issuable upon conversion of the notes. See “Use of Proceeds.”

Registration Rights

Under a registration rights agreement (the registration rights agreement) which we entered into with Morgan Stanley & Co. Incorporated, as the initial purchaser of the notes (the initial purchaser), we have agreed to use our reasonable best efforts to keep the shelf registration statement to which this prospectus relates effective until the earliest of:

•              two years after the last date of original issuance of any of the notes;

•              the sale under the shelf registration statement or Rule 144 of all of the notes and any shares of our common stock issued on their conversion; and

•              the expiration of the holding period applicable to the notes and any shares of our common stock issuable on their conversion held by persons that are not our affiliates under Rule 144(k) under the Securities Act of 1933, as amended (the Securities Act), or any successor provision.

If we do not fulfill certain of our obligations under the registration rights agreement, we will be required to pay additional amounts to holders of the notes. If you convert some or all of your notes into common stock, you will not be entitled to additional amounts with respect to the common stock.

Form of the Notes

The notes have been issued in book-entry form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof, and are represented by three global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the securities will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of the Notes—Form, Denomination and Registration” and “Description of the Notes—DTC; Book-Entry Notes.”

Certain U.S. Federal Income Tax Consequences

U.S. holders of the notes will generally be taxed on interest paid under the notes as ordinary income at the time the interest is received or when it accrues, depending on the U.S. holder’s method of accounting for tax purposes. In addition, if U.S. holders buy notes for less than their principal amount, they may also be required to include original issue discount in taxable ordinary income over the period through April 11, 2008. Any gain or loss recognized by a holder on the sale, conversion, repurchase, redemption or retirement of a note generally will be capital gain or loss. Prospective holders are urged to consult their tax advisors as to the U.S. federal, state, local or other tax consequences of acquiring, owning and disposing of the notes and any shares of our common stock into which the notes are convertible. See “Certain U.S. Federal Income Tax Consequences.”

Risk Factors

An investment in the notes or any shares of common stock issuable upon conversion of the notes involves risks.  You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors,” as well as other information included in or incorporated by reference into this prospectus before deciding whether to invest in the notes or our common stock.

Trading

The notes are not listed on any national securities exchange or included in any automated quotation system.  The notes are currently eligible for trading in PORTAL.  However, the notes will cease to be eligible for trading in PORTAL upon their registration, and we do not intend to list the notes on any national securities exchange or to include the notes in any automated quotation system upon their registration.  The market for the notes is limited and we cannot assure you that an active or liquid marked will develop for the notes.

NYSE Symbol for our Common Stock	Our common stock is listed on the NYSE under the symbol “GIS.”

RISK FACTORS

An investment in the notes or any shares of common stock issuable upon conversion of the notes involves risks. Before deciding whether to purchase the notes or any shares of common stock, you should consider the risks discussed below or elsewhere in this prospectus, including those set forth under the heading “Cautionary Statement Regarding Forward-Looking Statements”, and in our filings with the SEC that we have incorporated by reference in this prospectus. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations.

Any of the risks discussed below or elsewhere in this prospectus or in our SEC filings incorporated by reference, and other risks we have not anticipated or discussed, could have a material impact on our business, financial condition or results of operations. In that case, our ability to pay interest on the notes when due, to repay the notes at maturity or to pay the cash due upon the repurchase or conversion of the notes could be adversely affected, and the trading price of the notes and our common stock could decline substantially.

The price of our common stock, and therefore of the notes, may fluctuate significantly, and this may make it difficult for you to resell the notes or any shares of our common stock issuable upon conversion of the notes when you want or at prices you find attractive.

The price of our common stock on the NYSE constantly changes. We expect that the market price of our common stock will continue to fluctuate. In addition, because the notes are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes.

In addition, the stock markets from time to time experience price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies and that may be extreme. These fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

For a further discussion of risks affecting our common stock, see the factors set forth above under “Where You May Find More Information About General Mills” and the discussion of our business and related matters set forth in the information incorporated in this prospectus by reference.

The interest on the notes cannot be determined at this time and may be lower than the interest on a standard debt security of comparable maturity and may be zero.

The interest on the notes is based on 1-month LIBOR, which is the London Interbank Offered Rate, minus 0.07%, and at July 11, 2007, was 5.25% since 1-month LIBOR was 5.32% per annum. The interest on the notes will be reset every month. If LIBOR is at or below 0.07% per annum at the start of any monthly period, no interest will accrue on the notes for such 1-month period. The amount we pay you may be less than the return you could earn on other investments. Your interest may be less than the yield you would earn if you bought one of our standard senior debt securities with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Upon conversion of the notes, you may receive an amount of proceeds lower than expected because the value of our common stock may decline between the day on which you exercise your conversion right and the day on which the value of your shares is determined.

The conversion value that you will receive upon conversion of your notes is in part determined by the daily closing prices per share of our common stock on the NYSE during the ten consecutive trading day observation period generally beginning on the second trading day immediately following the day on which you deliver your conversion notice. If the price of our common stock decreases during the observation period, the conversion value you receive may be adversely affected.

We may be unable to repurchase your notes as required under the indenture upon a change in control or on the specified dates at the option of the holder or to pay you cash upon conversion of your notes.

Upon a change in control, as that term is defined in “Description of the Notes—Redemption and Repurchase of the Notes—Right to Require Repurchase of Notes Upon a Change in Control,” and on each of April 11, 2008, 2009, 2012, 2017, 2022, 2027 and 2032, you will have the right to require us to repurchase your notes for cash. In addition, upon conversion of the notes, you will have the right to receive the cash payment described under “Description of the Notes—Conversion Rights—Payment Upon Conversion.” If we do not have sufficient funds to pay the repurchase price for all of the notes you tender upon a change in control, the cash due upon repurchases of the notes on April 11, 2008, 2009, 2012, 2017, 2022, 2027 and 2032 or the cash due upon conversion, an event of default under the indenture governing the notes would occur as a result of such failure. Cash payments in respect of notes that you tender for repurchase or that you convert may be subject to limits and might be prohibited, or create an event of default, under agreements relating to borrowings that we may enter into from time to time. We also may be required to repay these borrowings upon a change in control, which could adversely affect our ability to make payments in respect of the notes, and could result in an event of default under such agreements. Our inability to pay for your notes that are tendered for repurchase or conversion could result in your receiving substantially less than the principal amount of the notes. See “Description of the Notes—Redemption and Repurchase of the Notes—Repurchase of Notes at the Option of the Holder,” “Description of the Notes—Redemption and Repurchase of the Notes—Right to Require Repurchase of Notes Upon a Change in Control” and “Description of the Notes—Conversion Rights—Payment Upon Conversion.”

You may be subject to tax if we make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

In certain situations resulting in a conversion rate adjustment (as described under “Description of the Notes—Conversion Rights”), you may be deemed to have received a distribution, subject to U.S. federal income tax as a dividend, even though you did not receive any cash or property as a result of such adjustment. If you are a non-U.S. holder (as defined below under “Certain U.S. Federal Income Tax Consequences”) and we pay withholding taxes on your behalf for the deemed distribution, we may, at our option, set off any such payment against payments of cash and common stock payable on the notes. See the section of this prospectus entitled “Certain U.S. Federal Income Tax Consequences.”

If an active trading market does not develop for the notes, you may not be able to resell them.

The notes are a new issue of securities for which there is currently no public market.  Since their initial sale, the notes have been eligible for trading on PORTAL.  However, upon their registration, the notes will cease to be traded on PORTAL.  We have not listed, and we have no plans to list, the notes on any national securities exchange or to include the notes in any automated quotation system upon their registration. The lack of a trading market could adversely affect your ability to sell the notes and the price at which you may be able to sell the notes. The notes may trade at a discount from their initial offering price and the liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on you, regardless of our operating results, financial performance or prospects.

Future sales of our common stock or equity-related securities in the public market, including sales of our common stock in short sales transactions by purchasers of the notes, could adversely affect the trading price of our common stock and the value of the notes and our ability to raise funds in new stock offerings.

In the future, we may sell additional shares of our common stock to raise capital. In addition, shares of our common stock are reserved for issuance on the exercise of stock options and on conversion of the notes, as well as in connection with our entering, in October 2004, into a forward purchase contract with an affiliate of Lehman Brothers (under which we are obligated to deliver between approximately 14 million and 17 million shares of our common stock in October 2007, subject to adjustment under certain circumstances). We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. Sales of significant amounts of our common stock or equity-related securities in the public market, or the perception that such sales will occur, could adversely affect prevailing trading prices of our common stock and the value of the notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. Future sales of shares of our common stock or the availability of shares of our common stock for future sale, including sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company or in connection with hedging and arbitrage activity that may develop with respect to our common stock, could adversely effect the trading price of our common stock or the value of the notes.

Before conversion of the notes, holders of the notes will not be entitled to any shareholder rights, but will be subject to all changes affecting shares of our common stock.

If you hold notes, you will not be entitled to any rights with respect to shares of our common stock, including voting rights and rights to receive dividends or distributions. However, any shares of our common stock you receive upon conversion of your notes will be subject to all changes affecting our common stock. Except for limited cases under the adjustments to the conversion rate, you only will be entitled to rights that we may grant with respect to shares of our common stock if and when we deliver shares to you upon your election to convert your notes into shares. For example, if we seek approval from shareholders for a potential merger or in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the merger or amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the merger or amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock.

We have a substantial amount of indebtedness, which could limit financing and other options.

We have a substantial amount of indebtedness. As of May 27, 2007, we had approximately $6.2 billion of total debt, including $138 million of debt from consolidated subsidiaries. As of May 27, 2007, preferred stock and interests of subsidiaries, shown as minority interests on our consolidated balance sheets, totaled approximately $1.1 billion. The agreements under which we have issued indebtedness do not prevent us from incurring additional unsecured indebtedness in the future.

Our level of indebtedness could have important consequences to holders of our common stock. For example, it may limit:

•                  our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by rating organizations were revised downward; and

•                  our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to our competitors.

There are various financial covenants and other restrictions in our debt instruments and minority interests. If we fail to comply with any of these requirements, the related indebtedness and minority interests (and other unrelated indebtedness) could become due and payable prior to its stated maturity. A default under our debt instruments and minority interests may also significantly affect our ability to obtain additional or alternative financing.

Our ability to make scheduled payments or to refinance our obligations with respect to indebtedness will depend on our operating and financial performance, which in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

The notes are effectively subordinated to any secured obligations we may have outstanding and to the obligations of our subsidiaries.

Although the notes are unsubordinated obligations, they are effectively subordinated to any secured obligations we may have, to the extent of the assets that serve as security for those obligations. We do not currently have any material secured obligations. In addition, since the notes are obligations exclusively of our company and are not guaranteed by our subsidiaries, the notes are also effectively subordinated to all liabilities of our subsidiaries, to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under our indebtedness, including the notes, or to make any funds available to us, whether by paying dividends or otherwise, so that we can do so. Our subsidiaries are not prohibited from incurring additional debt or other liabilities, including senior indebtedness. If our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes, including cash payments upon conversion or repurchase, could be adversely affected. As of May 27, 2007, our consolidated subsidiaries had approximately $138 million of debt, and preferred stock and interests of subsidiaries, shown as minority interests on our consolidated balance sheets, totaled approximately $1.1 billion.

We may incur additional indebtedness.

The indenture governing the notes does not prohibit us from incurring substantial additional indebtedness in the future. We are also permitted to incur additional secured indebtedness that would be effectively senior to the notes. The indenture governing the notes also permits unlimited additional borrowings by our subsidiaries that could be effectively senior to the notes. In addition, the indenture does not contain any restrictive covenants limiting our ability to pay dividends, make any payments on junior or other indebtedness or otherwise limit our financial condition.

The additional shares of common stock payable on any notes converted in connection with specified corporate transactions may not adequately compensate you for any loss you may experience as a result of such specified corporate transactions.

If certain specified corporate transactions occur on or before April 11, 2008, we will under certain circumstances increase the conversion rate on notes converted in connection with such transactions by a number of additional shares of common stock. The number of additional shares of common stock will be determined based on the date on which such transaction becomes effective and the price paid per share of our common stock in certain specified corporate transactions or, in the case of certain other specified corporate transactions, the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of such specified corporate transaction as described under “Description of the Notes—Conversion Rights—Converting in Connection with Certain Change in

Control Events.” The additional shares of common stock issuable on conversion of the notes in connection with such transactions may not adequately compensate you for any loss you may experience as a result of such transactions. If the specified corporate transaction occurs after April 11, 2008 or if the price paid per share of our common stock in such transaction or the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the such transaction, as the case may be, is less than the common stock price at the date of issuance of the notes or greater than a specified price, there will be no increase in the conversion rate. In addition, in certain circumstances on a change in control arising from our acquisition by a public company, we may elect to adjust the conversion rate as described under “Description of the Notes—Conversion Rights—Converting in Connection with Certain Change in Control Events” and, if we so elect, holders of notes will not be entitled to the increase in the conversion rate determined as described above.

Our obligation to adjust the conversion rate in connection with specified corporate transactions could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including but not limited to the payment of stock dividends on our common stock, subdivisions, splits and combinations of our common stock, the issuance of rights or warrants, distributions of capital stock, indebtedness or assets and certain cash dividends and certain tender or exchange offers as described under “Description of the Notes—Conversion Procedures—Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

Any adverse rating of the notes may cause their trading price to fall.

If Moody’s Investors Service, Standard & Poor’s or another rating service rates the notes and if any of such rating services lowers its rating on the notes below the rating initially assigned to the notes, announces its intention to put the notes on credit watch or withdraws its rating of the notes, the trading price of the notes could decline.

Upon conversion of the notes, we will pay only cash in settlement of the lesser of the principal amount or conversion value thereof and we will settle any amounts in excess of principal in shares of our common stock, cash or a combination thereof, at our election.

The notes will be net share settled, which means that we will satisfy our conversion obligation to holders by paying only cash in settlement of the lesser of the principal amount and the conversion value of the notes and by delivering shares of our common stock, cash or a combination thereof, at our election, in settlement of the portion of the conversion obligation (if any) in excess of the principal amount of the notes. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock. In addition, any settlement of a conversion of notes will occur on the third trading day immediately following the 12th trading day after our receipt of the holder’s conversion notice. Accordingly, you may receive less value than expected because the value of our common stock may decline (or fail to appreciate as much as you may expect) between the day that you exercise your conversion right and the day on which we settle our conversion obligation.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

The conversion of some or all of the notes may dilute the ownership interests of existing stockholders. Any sales in the public market of any common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the notes into shares of our common stock could depress the price of our common stock.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a change in control involving us, except to the extent described under “Description of the Notes—Conversion Rights—Converting in Connection with Certain Change in Control Events.”

Our credit ratings may not reflect all risks of an investment in the notes.

Our credit ratings may not reflect the potential impact of all risks related to the market values of the notes. However, real or anticipated changes in our credit ratings will generally affect the market values of the notes.

We can issue shares of preference stock that may adversely affect your rights as a holder of our common stock.

Our certificate of incorporation currently authorizes the issuance of five million shares of cumulative preference stock. Our board of directors is authorized to approve the issuance of one or more series of preference stock without further authorization of our stockholders and to fix the number of shares, the designations, the relative rights and the limitations of any series of preference stock. As a result, our board, without stockholder approval, could authorize the issuance of preference stock with voting, conversion and other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of our common stock or other series of preference stock or that could have the effect of delaying, deferring or preventing a change in our control.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the selling securityholders of the notes or any shares of common stock issuable upon conversion of the notes.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NYSE under the symbol “GIS.”  The following table sets forth the high and low closing sales prices of our common stock as reported by the NYSE for the fiscal quarters indicated.

	High	Low
Fiscal 2006
First quarter	$51.45	$45.49
Second quarter	49.38	44.67
Third quarter	50.49	47.05
Fourth quarter	52.16	48.51
Fiscal 2007
First quarter	54.21	49.27
Second quarter	57.25	51.50
Third quarter	59.23	55.51
Fourth quarter	61.11	54.57
Fiscal 2008
First quarter (through August 8, 2007)	61.52	55.06

On August 8, 2007, the last reported sale price for our common stock on the NYSE was $56.92 per share.

DIVIDEND POLICY

Dividends paid to common stockholders totaled $506 million ($1.44 per share) in fiscal 2007 and $485 million ($1.34 per share) in fiscal 2006.

The payment of future dividends is subject to the discretion of our board of directors which will consider, among other factors, our operating results, overall financial condition and capital requirements, as well as general business and market conditions.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for each of the fiscal years ended May 2003 through 2007 are as follows:

Fiscal Years Ended in May
2003	2004	2005	2006	2007
3.26	3.74	4.61	4.54	4.38

For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings before income taxes and after-tax earnings of joint ventures, distributed income of equity investees, fixed charges and amortization of capitalized interest, net of interest capitalized. Fixed charges represent gross interest expense and subsidiary preferred distributions to minority interest holders, plus one-third (the proportion deemed representative of the interest factor) of rent expense.

DESCRIPTION OF THE NOTES

We issued the notes under an indenture dated as of April 11, 2007 between us and The Bank of New York Trust Company, N.A., as trustee. The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement. We urge you to read the indenture, the notes and the registration rights agreement in their entirety because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement have been filed with the SEC and are also available upon request. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the Trust Indenture Act). For purposes of this section, references to “General Mills,” “we,” “us,” and “our” are references only to General Mills, Inc., and do not include its subsidiaries. Also for purposes of this section, “you” means direct holders and not street name or other indirect holders of notes. Indirect holders should read the subsection entitled “—Legal Ownership—Street Name and Other Indirect Holders.”

General

We issued the notes in an aggregate principal amount of $1,150,000,000 on April 11, 2007. The notes are our unsubordinated and unsecured obligations and will mature on April 11, 2037, unless earlier redeemed at our option as described under “—Redemption and Repurchase of the Notes—Optional Redemption of the Notes,” repurchased by us at a holder’s option on certain dates as described under “—Redemption and Repurchase of the Notes—Repurchase of Notes at the Option of the Holder,” or repurchased by us at a holder’s option upon a change in control, as described under “—Redemption and Repurchase of the Notes—Right to Require Repurchase of Notes Upon a Change in Control,” or converted at a holder’s option as described under “—Conversion Rights.”

The indenture does not contain any restriction on the payment of dividends or the incurrence of indebtedness. Other than as described under “—Redemption and Repurchase of the Notes—Right to Require Repurchase of Notes Upon a Change in Control” and “—Consolidation or Merger,” the indenture contains no covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged transaction.

Interest

The notes bear interest at an annual rate equal to 1-month LIBOR, reset monthly, minus 0.07%; provided that such rate will never be less than 0% per annum. The initial interest rate on the notes was 5.25%. Interest is payable quarterly in arrears on January 11, April 11, July 11 and October 11 of each year. Interest on the notes accrues from the date on which it was most recently paid. We made our first interest payment on the notes on July 11, 2007. If any interest payment date (other than an interest payment date coinciding with the redemption, repurchase or maturity date) of the notes falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day; provided that, if such business day falls in the next succeeding calendar month, the interest payment date will be brought forward to the immediately preceding business day. If the redemption, repurchase or maturity date of the notes would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the redemption, repurchase or maturity date to such next succeeding business day. We will make each interest payment to persons who are holders of record of the notes at the close of business on the immediately preceding March 25, June 25, September 25 and December 25, whether or not this day is a business day. We must make at least 4 quarterly interest payments (including the interest payments on July 11, 2007 and April 11, 2008) in the full amount required by the indenture before redeeming any notes at our option.

As further described below in “—Conversion Rights—Payment Upon Conversion,” delivery of cash and shares of our common stock, if any, upon conversion generally will be deemed to satisfy our obligation to pay the principal amount of the notes and accrued interest, including additional interest, if any on a converted note. However, if notes are converted after a regular record date and prior to the opening of business on the next interest payment date, holders of such notes at the close of business on the regular record date will receive the full amount of interest, including additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion.

In such event, when the holder surrenders the note for conversion, the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date, including additional interest, if any, on the principal amount to be converted; provided that no such payment need be made (1) if we have specified a redemption date or a repurchase date relating to a change in control that is after the close of business on a record date and on or prior to the interest payment date to which that record date relates, (2) if we have specified a fundamental change repurchase date that is after a record date but on or prior to the next interest payment date or (3) to the extent of any overdue interest (including any overdue additional interest) if any such interest exists at the time of conversion with respect to such note.

Interest on the notes is computed using the actual number of days elapsed between the LIBOR reset dates divided by 360. All percentages resulting from any calculation on the notes will be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, e.g., 9.876545%, or 0.09876545, will be rounded upward to 9.87655%, or 0.0987655, and all dollar amounts used in or resulting from that calculation on the notes will be rounded to the nearest cent, with one-half cent being rounded upward. We will pay the principal of, and interest, including additional interest, if any, on, the notes at the corporate trust office of the trustee in The City of New York.

The term “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close, provided such day is also a London banking day. The term “London banking day” is defined below under “—1-month LIBOR.”

1-month LIBOR

The annual rate of interest payable on the notes is reset monthly on the 11th calendar day of each month, which we call the LIBOR reset date, commencing on May 11, 2007. If any LIBOR reset date would otherwise be a day that is not a business day, that LIBOR reset date will be postponed to the next succeeding business day.

The trustee determines 1-month LIBOR on the second London banking day preceding the related LIBOR reset date, which we refer to as the LIBOR determination date.

“1-month LIBOR” means:

•                  the rate for one-month deposits in United States dollars commencing on the related LIBOR reset date, that appears on the Moneyline Telerate Page 3750 as of 11:00 a.m., London time, on the LIBOR determination date; or

•                  if no rate appears on the particular LIBOR determination date on the Moneyline Telerate Page 3750, the rate calculated by the trustee as the arithmetic mean of at least two offered quotations obtained by the trustee after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the trustee with its offered quotation for deposits  in United States dollars for the period of one month, commencing on the related LIBOR reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that LIBOR determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

•                  if fewer than two offered quotations referred to in the preceding bullet are provided as requested, the rate calculated by the trustee as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on the particular LIBOR determination date by three major banks in The City of New York selected by the trustee for loans in United States dollars to leading European banks for a period of one month and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

•                  if the banks so selected by the trustee are not quoting as mentioned in the preceding bullet, 1-month LIBOR in effect on the particular LIBOR determination date.

•                  “Moneyline Telerate Page 3750” means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars.

“London banking day” means a day on which commercial banks are open for business, including dealings in United States dollars, in London, England.

Interest accrues on a monthly basis based on the relevant 1-month LIBOR, but such interest is payable only on a quarterly basis on each quarterly interest payment date (and the amount of interest payable on each such quarterly interest payment date is the aggregate amount of interest accrued, if any, without compounding, for each of the three immediately preceding one-month LIBOR interest periods).

Conversion Rights

Subject to the restrictions described in this “Description of the Notes,” holders may convert any outstanding notes into cash and shares of our common stock at an initial “conversion rate” of 10 shares of our common stock per $1,000 principal amount of the notes. This represents a “conversion price” per share of $100.00. The conversion rate, and the resulting conversion price, are, however, subject to adjustment as described below under “—Conversion Rate Adjustments” and with respect to certain conversions occurring in connection with certain specified corporate transactions constituting a change in control as described below under “—Converting in Connection with Certain Change in Control Events.” A holder may convert notes only in denominations of $1,000 and integral multiples of $1,000.

Holders may surrender notes for conversion at any time on or prior to the close of business on the business day immediately preceding the maturity date. Subject to certain exceptions described below under “—Converting in Connection with Certain Change in Control Events,” once notes are tendered for conversion, holders tendering the notes will be entitled to receive cash and shares of our common stock, if any, based on a daily conversion value, as described below under          “—Payment Upon Conversion,” calculated on a proportionate basis for each day of the relevant 10-consecutive-trading-day-observation period.

Converting in Connection with Certain Change in Control Events

If you elect to convert your notes in connection with a corporate transaction that occurs on or prior to April 11, 2008 and that constitutes a change in control as defined under “—Redemption and Repurchase of the Notes—Right to Require Repurchase of Notes Upon a Change in Control,” other than a change in control relating to the composition of our board of directors, and, in the case of any change of control pursuant to which shares of our common stock are exchanged for or converted into cash, securities, or other property, 10% or more of the fair market value of the consideration for our common stock in the relevant change in control consists of (i) cash, (ii) other property or (iii) securities that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, we will increase the conversion rate for the notes surrendered for conversion by a number of shares (the additional shares) as described below. Converting “in connection with a corporate transaction” means any conversion in respect of which the conversion notice is delivered at any time during the period from and including the effective date of the relevant change in control until, and including, the close of business on the business day immediately preceding the change in control repurchase date corresponding to the relevant change in control.

The number of additional shares will be determined by reference to the table below, based on the date on which the corporate transaction becomes effective (the effective date) and the share price (the share price) paid per share of our common stock in the corporate transaction. In the case of any change of control pursuant to which shares of our common stock are exchanged for or converted into cash, securities, or other property, if holders of shares of our common stock receive only cash in the relevant change in control, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of the closing sale price per share of our common stock on the five trading days prior to but not including the effective date of the relevant change in control. The share prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described below under “—Conversion Rate Adjustments.” The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments” below.

The following table sets forth the share price and number of additional shares to be received per $1,000 principal amount of notes.

Effective Date of	Share Price
Change in Control	58.97	65.00	70.00	75.00	80.00	90.00	100.00	125.00	150.00	175.00	200.00	225.00	250.00	275.00
April 11, 2007	6.9577	5.3846	4.2857	3.3333	2.5000	1.2420	0.6288	0.2621	0.2082	0.1748	0.1499	0.1304	0.1149	0.1022
July 11, 2007	6.9577	5.3846	4.2857	3.3333	2.5000	1.1585	0.5222	0.2005	0.1614	0.1356	0.1163	0.1013	0.0893	0.0795
October 11, 2007	6.9577	5.3846	4.2857	3.3333	2.5000	1.1111	0.3983	0.1353	0.1102	0.0927	0.0795	0.0693	0.0611	0.0544
January 11, 2008	6.9577	5.3846	4.2857	3.3333	2.5000	1.1111	0.2447	0.0677	0.0554	0.0466	0.0400	0.0349	0.0308	0.0274
April 11, 2008	6.9577	5.3846	4.2857	3.3333	2.5000	1.1111	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The share prices and additional share amounts set forth above are based upon a common share price of $58.97 at April 4, 2007 and an initial conversion rate of 10.

Notwithstanding the foregoing, in no event will the conversion rate exceed 16.9577 shares of our common stock per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments” below.

The exact share prices and effective dates may not be set forth in the table above, in which case:

•                  if the share price is between two share prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•                  if the share price is in excess of $275.00 per share, subject to adjustment, no additional shares will be issued upon conversion; and

•                  if the share price is less than $58.97 per share, subject to adjustment, no additional shares will be issued upon conversion.

Our obligation to increase the conversion rate in connection with certain changes in control as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Notwithstanding the foregoing, and in lieu of adjusting the conversion rate as set forth above, in the case of a “public acquirer change in control,” as defined below, we may elect that, from and after the effective date of such public acquirer change in control, the right to convert a note will be changed into a right to convert a note into a number of shares of “public acquirer common stock,” as defined below. At any time prior to the 20th day immediately preceding the proposed effective date of the public acquirer change in control, we may irrevocably elect to deliver cash and shares of public acquirer common stock, if any, in the same manner described below under “—Payment Upon Conversion.” The conversion rate in effect immediately before the public acquirer change in control will be adjusted by a fraction:

•                  the numerator of which will be (a) in the case of a share exchange, consolidation or merger, pursuant to which our common stock is exchanged for cash, securities or other property, the fair market value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of our common stock or (b) in the case of any other public acquirer change in control, the average of the common stock price for the five consecutive trading days prior to but excluding the effective date of such public acquirer change in control; and

•                  the denominator of which will be the average of the closing sale prices of the public acquirer common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change in control.

After the adjustment of the conversion rate in connection with a public acquirer change in control, the conversion rate will be subject to further similar adjustments in the event that any of the events described above occur thereafter.

A “public acquirer change in control” is any transaction described in clause (3) of the definition of change in control below where the acquirer, or any entity that is a direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the aggregate ordinary voting power of all shares of such acquirer’s capital stock that are entitled to vote generally in the election of directors, but in each case other than us, has a class of common stock traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with such change in control. We refer to such acquirer’s or other entity’s class of common stock traded on a U.S. national securities exchange or which will be so traded when issued or exchanged in connection with such fundamental change as the “public acquirer common stock.”

Payment Upon Conversion

Subject to certain exceptions described above under “—Converting in Connection with Certain Change in Control Events,” we will settle each $1,000 principal amount of notes surrendered for conversion by delivering, on the third trading day immediately following the last day of the related observation period, as defined below, cash and shares of our common stock, if any, equal to the sum of the daily settlement amounts, as defined below, for each of the ten trading days during the related observation period.

The “observation period” with respect to any note means the ten consecutive trading day period beginning on and including the second trading day after you deliver your conversion notice to the conversion agent, except that with respect to any conversion notice received after the date of issuance of a notice of redemption as described under “—Redemption and Repurchase of the Notes—Optional Redemption of the Notes,” the observation period means the ten consecutive trading days beginning on and including the 13th scheduled trading day prior to the applicable redemption date.

The “daily settlement amount,” for each of the ten trading days during the observation period shall consist of:

•                  an amount in cash equal to the lesser of $100 and the daily conversion value relating to such day; and

•                  to the extent such daily conversion value exceeds $100, a number of shares, referred to as the “net shares,” subject to our right to pay cash in lieu of all or a portion of such shares, as described below, equal to (A) the difference between such daily conversion value and $100, divided by (B) the common stock price for such day.

By the close of business on the business day prior to the first scheduled trading day of the observation period, we may specify a percentage of the net shares that will be settled in cash (the cash percentage) and we will notify you of such cash percentage by notifying the trustee (the cash percentage notice). If we elect to specify a cash percentage, the amount of cash that we will deliver in lieu of all or the applicable portion of the net shares in respect of each trading day in the observation period will equal the cash percentage, multiplied by (ii) the net shares for such trading day (assuming we had not specified a cash percentage), multiplied by (iii) the common stock price for such trading day. The number of shares deliverable in respect of each business day in the observation period will be a percentage of the net shares (assuming we had not specified a cash percentage) equal to 100% minus the cash percentage. If we do not specify a cash percentage, we must settle 100% of the net shares for each trading day in such observation period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares as described below. We may, at our option, revoke any cash percentage notice by notifying the trustee; provided that we must revoke such notice by the close of business on the business day prior to the first scheduled trading day of the observation period.

The “daily conversion value” means, for each of the ten consecutive trading days during the observation period, one-tenth (1/10) of the product of (a) the applicable conversion rate and (b) the common stock price (or the value of the consideration into which one share of our common stock has been exchanged in connection with certain corporate transactions) on such day.

The “common stock price” on any date means the closing sale price per share, or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices, on such date for our common stock as reported in composite transactions on the NYSE or the principal United States securities exchange on which our common stock is traded. If our common stock is not so traded, the common stock price will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date quoted by each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

We will deliver cash in lieu of fractional shares of our common stock issuable in connection with payment of the amounts above, based on the common stock price on the last day of the applicable observation period.

Delivery of the foregoing cash and net shares will be deemed to satisfy our obligation to pay the principal amount of the notes and accrued interest, including additional interest, if any, payable on the notes, except as described below. Accrued interest, including additional interest, if any, will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for accrued and unpaid interest, including additional interest, if any.

Except as described in this paragraph, no holder of notes will be entitled, upon conversion of the notes, to any actual payment or adjustment on account of accrued and unpaid interest, including additional interest, if any, on any converted note, or on account of dividends or distributions on shares of our common stock issued in connection with the conversion. If notes are converted after a regular record date and prior to the opening of business on the next interest payment date, holders of such notes at the close of business on the regular record date will receive the interest, including additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. In such event, when the holder surrenders the note for conversion, the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date, including additional interest, if any, on the principal amount to be converted; provided that no such payment need be made (1) if we have specified a redemption date or a repurchase date relating to a change in control that is after the close of business on a record date and on or prior to the interest payment date to which that record date relates or (2) to the extent of any overdue interest (including any overdue additional interest) if any such interest exists at the time of conversion with respect to such note.

Conversion Procedures

If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice in accordance with the provisions of the indenture, together, if the notes are in certificated form, with the certificated security, to the trustee who will, on your behalf, convert the notes into cash and shares of our common stock. The date you comply with these requirements is the “conversion date” under the indenture.

You may obtain copies of the required form of the conversion notice from the trustee. If a holder of a note has delivered notice of its election to have such note repurchased at the option of such holder on April 11, 2008, 2009, 2012, 2017, 2022,

2027 or 2032 or as a result of a change in control, such note may be converted only if the notice of election is withdrawn as described under “—Redemption and Repurchase of the Notes—Repurchase of Notes at the Option of the Holder” or “—Redemption and Repurchase of the Notes—Right to Require Repurchase of Notes Upon a Change in Control.”

Conversion Rate Adjustments

We will adjust the conversion rate if (without duplication):

(1)                                  we issue shares of our common stock to all holders of shares of our common stock as a dividend or distribution on our common stock;

(2)                                  we subdivide or combine our common stock;

(3)                                  we issue to all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, shares of our common stock at less than the average common stock price for the five trading days ending on the earlier of the record date in respect of such distribution or the trading day before the ex-dividend date; provided that no adjustment to the conversion rate will be made if holders of the notes are entitled to participate in the distribution on substantially the same terms as holders of our common stock as if such noteholders had converted their notes solely into our common stock immediately prior to such distribution at the then-applicable conversion rate;

(4)                                  we distribute to all holders of our common stock evidences of indebtedness, shares of our capital stock, other than shares of our common stock, other securities or other assets, or rights, warrants or options, excluding: (a) those rights, warrants or options referred to in clause (3) above; (b) any dividend or distribution paid in cash referred to in clause (5) below; and (c) those dividends and distributions referred to in clause (1) above; provided that no adjustment to the conversion rate will be made if holders of the notes are entitled to participate in the distribution on substantially the same terms as holders of our common stock as if such noteholders had converted their notes solely into our common stock immediately prior to such distribution at the then applicable conversion rate;

(5)                                  we distribute cash to all holders of our common stock (excluding any dividend or distribution in connection with our liquidation, dissolution or winding-up or any regular quarterly cash dividend on our common stock to the extent that the aggregate amount of such cash dividend per share of our common stock does not exceed $0.37 for any quarterly period) ($0.37 being the “quarterly dividend threshold amount”); if there is a dividend or distribution to which this clause (5) applies, the conversion rate will be adjusted by multiplying the applicable conversion rate by a fraction:

•       the numerator of which will be the current market price of our common stock on the record date fixed for the distribution minus the quarterly dividend threshold amount; and

•       the denominator of which will be (i) the current market price of our common stock on the record date fixed for the distribution minus (ii) the amount per share of such dividend or distribution; provided that if an adjustment is required to be made under this clause (5) as a result of a distribution that is not a regular quarterly cash dividend, the quarterly dividend threshold amount will be deemed to be zero;

(6)                                  we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer, other than an odd-lot offer, for our common stock to the extent that the cash and the value of any other consideration included in the payment per share of our common stock exceeds the common stock price on the trading day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer; or

(7)                                  someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer and, as of the closing of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause (7) will only be made if: (a) the tender offer or exchange offer is for an amount that increases the offeror’s ownership of our common stock to more than 25% of the total shares of the outstanding our common stock, and (b) the cash and value of any other consideration included in the payment per share of our common stock has a fair market value that exceeds the common stock price on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer. However, the adjustment referred to in this clause will not be made if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our properties and assets.

The quarterly dividend threshold amount is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided that no adjustment will be made to the quarterly dividend threshold amount for any adjustment made to the conversion rate under clause (5).

“Current market price” of our common stock on any day means the average of the common stock prices for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-dividend date” with respect to the issuance or distribution requiring such computation, subject to adjustment by our board of directors if the related transaction occurs during such 10-day period.

A “trading day” means any regular or abbreviated trading day of the NYSE.

If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing share price of those securities, where such closing sale prices are available, for the ten trading days commencing on the effective date of such distribution on the NYSE or such other U.S. national or regional exchange or market on which the securities are listed or quoted.

Subject to our rights in respect of a public acquirer change in control, if we reclassify our common stock or are a party to a consolidation, merger, share exchange, sale of all or substantially all of our properties and assets or other similar transaction, in each case pursuant to which the shares of our common stock are exchanged for or converted into cash, securities, or other property, then at the effective time of the transaction, a holder’s right to convert its notes into cash and shares of our common stock will be changed into a right to convert such notes into the same type of consideration that you would have been entitled to receive had you owned a number of shares of our common stock equal to the conversion rate immediately prior to any of these transactions, multiplied by the principal amount (expressed in thousands) of the notes converted. However, the amounts received in settlement of our conversion obligation per $1,000 principal amount of notes will be computed as set forth under “—Payment Upon Conversion” above and will be determined based on the kind and amount of shares of stock, securities or other property (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate would have owned or been entitled to receive in such transaction.

For purposes of the foregoing, the type and amount of consideration that you would have been entitled to receive as a holder of our common stock in the case of a consolidation, merger, share exchange, sale of all or substantially all of its properties and assets or other similar transaction that causes our common stock to be converted into the right to receive more than a single type of consideration, determined based in part upon any form of stockholder election, will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.

To the extent that any rights plan adopted by us is in effect upon conversion of the notes into cash and shares of our common stock, you will receive, in addition to such cash and shares of our common stock, the rights under the rights plan, only if the rights have not separated from our common stock at the time of conversion, and no adjustment of the conversion rate will be made in connection with any distribution of rights thereunder in such circumstances. If the rights have separated, you will not receive the rights; however, an adjustment to the conversion rate will be made in accordance with clause (4) above under “—Conversion Rate Adjustments.”

The conversion rate will not be adjusted for the issuances of our common stock, or securities convertible into or exchangeable for our common stock, except as described above. For example, the conversion rate will not be adjusted upon the issuance of shares of our common stock:

•                  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•                  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•                  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•                  for a change in the par value of the common stock; or

•                  for accrued and unpaid interest, including contingent interest, if any.

We will not issue fractional shares of our common stock to a holder who converts a note. In lieu of issuing fractional shares, we will pay cash based on the calculation described above under “—Payment Upon Conversion.”

If a taxable distribution to holders of our common stock or other transaction occurs that results in any adjustment to the conversion rate, including an adjustment at our option, a holder may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See “Certain U.S. Federal Income Tax Consequences.”

We may from time to time increase the conversion rate if our board of directors determines that this increase would be in our best interests. Any such determination by our board of directors will be conclusive. Any such increase in the conversion rate must remain in effect for at least 20 trading days or such longer period as may be required by law. In addition, we may from time to time increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or stock or rights distribution on our common stock or from any event treated as such for income tax purposes.

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, any adjustments that are less than 1% of the conversion rate will be taken into account in any subsequent adjustment.

Ranking

The notes are our unsecured and unsubordinated obligations and rank equal in priority among themselves and with all of our existing and future unsecured and unsubordinated indebtedness from time to time outstanding. As of May 27, 2007, we had approximately $6.2 billion of total debt, including $138 million of debt from consolidated subsidiaries. As of May 27, 2007, preferred stock and interests of subsidiaries, shown as minority interests on our consolidated balance sheets, totaled approximately $1.1 billion.

Redemption and Repurchase of the Notes

Optional Redemption of the Notes

Beginning on April 11, 2008, we may redeem the notes, in whole at any time, or in part from time to time, for cash at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, including additional interest, if any, up to but not including the date of redemption; provided that if the redemption date occurs after the close of business on a record date and on or prior to the interest payment date to which that record date relates, the full amount of accrued and unpaid interest (including additional interest, if any) will be paid on such interest payment date to the record holder on the relevant record date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed. We will give not less than 30 days’ nor more than 60 days’ notice of redemption to registered holders of the notes. If we opt to redeem less than all of the notes at any time, the trustee will select or cause to be selected the notes to be redeemed by any method that it deems fair and appropriate. In the event of a partial redemption, the trustee may select for redemption portions of the principal amount of any note in principal amounts of $1,000 and integral multiples thereof.

We must make at least 4 quarterly interest payments (including the interest payments on July 11, 2007 and April 11, 2008) in the full amount required by the indenture before redeeming any notes at our option.

For a discussion of the tax treatment to a holder of the notes upon optional redemption by us, see “Certain U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of Notes” and “—Consequences to Non-U.S. Holders—Sale, Exchange, Certain Redemptions, Conversion or Other Taxable Dispositions of Notes or Shares of Common Stock.”

We may not redeem the notes on any date if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Repurchase of Notes at the Option of the Holder

A holder has the right to require us to repurchase all or a portion of its notes on April 11, 2008, 2009, 2012, 2017, 2022, 2027 and 2032. We will repurchase the notes as to which these repurchase rights are exercised for an amount of cash equal to 100% of the principal amount of the notes on the date of repurchase, plus accrued and unpaid interest, including additional interest, if any, up to and including the calendar day immediately preceding the date on which payment of the repurchase price is made; provided that we will pay the portion of such interest payable with respect to the interest period ending on the repurchase date to the holder of record on the relevant record date, which may or may not be the same person to whom we will pay the repurchase price, and the repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, including additional interest, if any, from and including the repurchase date to and including the calendar day immediately preceding the date on which payment of the repurchase price is made.

We will be required to give notice not less than 30 days prior to each date of repurchase to the trustee and registered holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require us to repurchase their notes.

For a discussion of the tax treatment of a holder exercising the right to require us to repurchase notes, see “Certain U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of Notes” and “—Consequences to Non-U.S. Holders—Sale, Exchange, Certain Redemptions, Conversion or Other Taxable Dispositions of Notes or Shares of Common Stock.”

To exercise the repurchase right, the holder of a note must deliver, on or before the repurchase date, a written notice to us and the trustee of the holder’s exercise of the repurchase right. This notice must be accompanied by certificates evidencing the note or notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent at any time on or before the close of business on the repurchase date. The notice of withdrawal must state:

•                  the principal amount of notes being withdrawn;

•                  the principal amount, if any, of notes not being withdrawn; and

•                  if certificated notes have been issued, the certificate numbers of the notes being withdrawn.

Payment of the repurchase price for the notes will be made promptly following the later of the date of repurchase and the time of delivery of the notes.

If the paying agent holds money sufficient to pay the repurchase price of the note on the date of repurchase in accordance with the terms of the indenture, then, immediately after the date of repurchase, the note will cease to be outstanding, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

No notes may be repurchased by us at the option of holders on April 11, 2008, 2009, 2012, 2017, 2022, 2027 or 2032 if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

If holders exercise their rights to require us to repurchase notes, we intend to comply with applicable tender offer rules under the Exchange Act with respect to any such repurchase.

No Mandatory Redemption in General

Except as described in this prospectus under “—Right to Require Repurchase of Notes Upon a Change in Control” and “—Repurchase of Notes at the Option of the Holder,” we are not required to repurchase or redeem the notes. There are no sinking fund payments.

Right to Require Repurchase of Notes Upon a Change in Control

If a change in control, as defined below, occurs, each holder of notes may require that we repurchase the holder’s notes on the date fixed by us that is not less than 30 days nor more than 60 days after we give notice of the change in control. We will repurchase the notes for an amount of cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, including additional interest, if any, up to but not including the date of repurchase; provided that if the relevant repurchase date is on a date that is after the close of business on a record date and on or prior to the interest payment date to which that record date relates, the full amount of accrued and unpaid interest (including additional interest, if any) will be paid to the holder of record on the relevant record date, which may or may not be the same person to whom we will pay the repurchase price, and the repurchase price will be equal to 100% of the principal amount of the notes to be repurchased.

“Change in control” means the occurrence of one or more of the following events:

(1)                                  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our properties and assets, to any person or group of related persons (other than one of our subsidiaries), as defined in Section 13(d) of the Exchange Act, or a “Group;”

(2)                                  the approval by the holders of our capital stock of any plan or proposal for its liquidation or dissolution, whether or not otherwise in compliance with the provisions of the indenture;

(3)                                  any person or Group, other than us or any of our subsidiaries or any employee benefit plan of us or any of our subsidiaries, becomes the beneficial owner, directly or indirectly, of shares of our voting stock representing more than 50% of the aggregate ordinary voting power represented by our issued and outstanding voting shares; or

(4)                                  the first day on which a majority of the members of our board of directors are not continuing directors, as defined below.

The definition of “change in control” includes a provision relating to the sale, lease, exchange or other transfer of “all or substantially all” of our properties and assets. Although we have been advised that there is a developing body of case law interpreting the phrase “substantially all,” we have been advised that there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease, exchange or other transfer of less than all of our properties and assets to another person or Group may be uncertain.

“Continuing directors” means, as of any date of determination, any member of our board of directors who:

•                  was a member of such board of directors on the date of the first original issuance of the notes, or

•                  was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

On or prior to the date of repurchase, we will deposit with a paying agent an amount of money sufficient to pay the aggregate repurchase price of the notes which is to be paid on the date of repurchase. Payment of the repurchase price for the notes will be made promptly following the later of the business day immediately following the date of repurchase and the time of delivery of the notes. If the paying agent holds money sufficient to pay the repurchase price of the notes on the date of repurchase in accordance with the terms of the indenture, then, on the date of repurchase, the notes will cease to be outstanding, whether or not the notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the notes.

For a discussion of the tax treatment of a holder exercising the right to require us to repurchase notes, see “Certain U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of Notes” and “—Consequences to Non-U.S. Holders—Sale, Exchange, Certain Redemptions, Conversion or Other Taxable Dispositions of Notes or Shares of Common Stock.”

On or before the 20th business day after the change in control (or in the case of clause (3) above, if later, the date we have notice of the change of control), we must mail to the trustee and all holders of the notes a notice of the occurrence of the change in control offer, stating:

•                  the repurchase date;

•                  the date by which the repurchase right must be exercised;

•                  the repurchase price for the notes;

•                  the conversion rate; and

•                  the procedures which a holder of notes must follow to exercise the repurchase right.

To exercise the repurchase right, the holder of a note must deliver, on or before the repurchase date, a written notice to us and the trustee of the holder’s exercise of the repurchase right. This notice must be accompanied by certificates evidencing the note or notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent at any time on or before the close of business on the repurchase date. The notice of withdrawal must state:

•                  the principal amount of notes being withdrawn;

•                  the principal amount, if any, of notes not being withdrawn; and

•                  if certificated notes have been issued, the certificate numbers of the notes being withdrawn.

The effect of these provisions granting the holders the right to require us to repurchase the notes upon the occurrence of a change in control may make it more difficult for any person or Group to acquire control of us or to effect a business combination with us. Our ability to pay cash to holders of notes following the occurrence of a change in control may be limited by our then-existing indebtedness, financing agreements or financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—We may be unable to repurchase your notes as required under the indenture upon a change in control or on the specified dates at the option of the holder or pay you cash upon conversion of your notes.” We may not have the funds necessary to repurchase your notes as required under the indenture upon a change in control or on the specified dates at the option of the holder or to pay you cash upon conversion of the notes.

Our obligation to make a repurchase in the event of a change in control will be satisfied if a third party makes the change in control offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a change in control offer made by us and purchases all notes properly tendered and not withdrawn under the change in control offer.

No notes may be repurchased by us at the option of the holders in connection with a change in control if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

If a change in control occurs and the holders exercise their rights to require us to repurchase notes, we intend to comply with applicable tender offer rules under the Exchange Act with respect to any repurchase.

The term “beneficial owner” will be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act, or any successor provision, except that (i) a person shall be deemed to have “beneficial ownership” of all shares of our common stock that the person has the right to acquire, whether exercisable immediately or only after the passage of time, and (ii) any percentage of beneficial ownership shall be determined using the definition in clause (i) in both the numerator and the denominator.

Consolidation or Merger

The covenant described below protects the holders of notes upon certain transactions involving us by requiring any successor to us to assume the our obligations under the indenture. In addition, the covenant prohibits such transactions if they would result in an event of default, a default or an event which could become an event of default or a default under the indenture.

We may consolidate with, merge into, or transfer substantially all of our properties to, any other person organized under the laws of any domestic jurisdiction, if:

•                  the successor person assumes all of our obligations under the notes and under the indenture,

•                  immediately after the transaction, no event of default or default, and no event which, after notice or lapse of time, would become an event of default or default, exists, and

•                  certain other conditions are met.

The indenture does not limit our ability to enter into a highly leveraged transaction or provide you with any special protection in the event of such a transaction.

Modification and Waiver of the Indenture and the Notes

Modification

There are three types of changes we can make to the indenture and the notes.

Changes Requiring Approval of All Noteholders.   First, there are changes that cannot be made to the indenture and the notes without the specific approval of all noteholders. Following is a list of those types of changes:

•                  change to the payment due date of the principal or interest, including additional interest, if any, on any note;

•                  reduction of the principal amount, repurchase price or redemption price of, or the rate of interest, including additional interest, if any, on any note, whether upon acceleration, repurchase, redemption or otherwise, or alteration of the manner of calculation of interest, including additional interest, if any, or the rate of accrual thereof on any note;

•                  change to the place or currency of payment on any note;

•                  impairment of your right to sue for payment of any amount due on your notes;

•                  modification of the provisions of the indenture relating to our requirement to repurchase notes (i) upon a change in control after the occurrence thereof, or (ii) on April 11, 2008, 2009, 2012, 2017, 2022, 2027 or 2032;

•                  impairment of any right that you may have to convert your notes for or into other securities or property;

•                  reduction of the percentage of direct holders of notes whose consent is needed to modify or amend the indenture;

•                  reduction of the percentage of direct holders of notes whose consent is needed to waive our compliance with certain provisions of the indenture or to waive certain defaults, including a default in the payment of the principal of, or redemption or purchase price of, or any interest, including additional interest, if any, on, any note; and

•                  modification of any other aspect of the provisions dealing with modification and waiver of the indenture or your right to convert your notes.

Changes Requiring a Majority Vote.   The second type of change to the indenture and the notes is the kind that requires a vote in favor by holders of the notes owning a majority in principal amount of the notes. Most changes, including waivers, as described below, fall into this category, except for changes noted above as requiring the approval of all noteholders, and, as noted below, changes not requiring approval.

Changes Not Requiring Approval.   The third type of change does not require any vote by holders of the notes. This type is limited to clarifications and certain other changes referenced in the indenture that would not adversely affect holders of the notes.

Waiver

The holders of a majority in aggregate principal amount of the notes at the time outstanding may waive any existing event of default under the indenture, and its consequences, except an event of default in the payment of the principal of or interest on any notes, an event of default in respect of a provision that cannot be amended without the consent of each holder of notes affected, or an event of default which constitutes a failure to convert any note in accordance with the terms of the indenture.

Further Details Concerning Voting

We will generally be entitled to set any day as a record date for the purpose of determining the direct holders of outstanding notes that are entitled to vote or take other action under the indenture. In some circumstances, the trustee will be entitled to set a record date for action by direct holders. If we or the trustee sets a record date for a vote or other action to be taken by holders of the notes, that vote or action may be taken only by persons who are direct holders of outstanding notes on the record date and must be taken within 90 days following the record date.

If you are a street name holder or other indirect holder, you should consult your bank or broker for information on how you may grant or deny approval if we seek to change the indenture or the notes or request a waiver.

Events of Default

Each of the following is an event of default under the indenture:

(1)                                  failure to pay interest, including additional interest, if any, on any note when it becomes due and payable and continuation of such default for a period of 30 days, whether or not such failure shall be due to compliance with agreements with respect to any other indebtedness or any other cause;

(2)                                  failure to pay the principal of any note, when it becomes due and payable, at the stated maturity, upon   acceleration, upon redemption or otherwise, including the failure to make cash payments or, if applicable, to deliver shares of our common stock due upon conversion, or the failure to repurchase notes pursuant to a change in control or at your option on April 11, 2008, 2009, 2012, 2017, 2022, 2027 or 2032, whether or not such failure shall be due to compliance with agreements with respect to any other indebtedness or any other cause;

(3)                                  failure to provide notice of the occurrence of a change in control on a timely basis;

(4)                                  default in the observance or performance of any other covenant or agreement contained in the indenture that continues for a period of 90 days after we have received written notice specifying the default and demanding that such default be remedied from the trustee or the holders of at least 25% of the outstanding principal amount of the notes, except in the case of a default with respect to the “Consolidation or Merger” covenant, which will constitute an event of default with such notice requirement but without such passage of time requirement; or

(5)                                  the occurrence of certain events relating to bankruptcy, insolvency or reorganization of us.

Notwithstanding the foregoing, the indenture provides that the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under the caption “—Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act (which also relate to the provision of reports), will for the first 270 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at an annual rate of 0.25% of the principal amount of the notes. This additional interest will be in addition to any additional interest that may accrue as a result of a registration default as described below under the caption “—Registration Rights” and will be payable in the same manner and on the same dates as the stated interest payable on the notes. The additional interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 270th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 270th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 270th day), such additional interest will cease to accrue and the notes will be subject to acceleration as provided above if the event of default is continuing. The provisions of the indenture described in this paragraph will not affect the rights of the holders of notes in the event of the occurrence of any other event of default and will have no effect on the rights of holders of notes under the registration rights agreement.

If an event of default, other than an event of default specified in clause (5) above, shall occur and be continuing, the trustee may, and at the written request of the holders of at least 25% in principal amount of outstanding notes shall, declare the principal of and accrued interest on all the notes to be due and payable by written notice to us, and such notice shall specify the respective event of default and that it is a “notice of acceleration.” Upon delivery of such notice, the principal of and accrued and unpaid interest, including additional interest, if any, on all the notes shall become immediately due and payable.

If an event of default specified in clause (5) above occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest, including additional interest, if any, on all of the outstanding notes shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

Subject to certain conditions set forth in the indenture, a declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the notes. No such cancellation shall affect any subsequent default or impair any rights arising from a subsequent default.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability, called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

•                  you must give the trustee written notice that an event of default has occurred and remains uncured;

•                  the holders of 25% in principal amount of all outstanding notes must make a written request that the trustee take that action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•                  the trustee must have not received from holders of a majority in principal amount of the outstanding notes a direction inconsistent with the written notice; and

•                  the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

You are, however, entitled at any time to bring a lawsuit for the payment of money due on your notes on or after their due date.

If you are a street name holder or other indirect holder, you should consult your bank or your broker for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and notes, or else specifying any default. In addition, we are required to provide an officers’ certificate to the trustee promptly upon our obtaining knowledge of any default or event of default under the indenture, describing such default or event of default and what action we are taking or propose to take with respect thereto.

Reports

The indenture provides that any documents or reports that we may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 15 days after we have filed those documents or reports with the SEC.

Under the Trust Indenture Act, we may have a separate obligation to file with the trustee any documents or reports that we are required to file with the SEC.

Notices

We and the trustee will send notices regarding the notes only to registered holders, using their addresses as listed in the trustee’s records.

In connection with any redemption of the notes as described above under “—Redemption and Repurchase of the Notes—Optional Redemption of the Notes,” we will give not less than 30 days’ nor more than 60 days’ notice of redemption.

In connection with the repurchase obligations described above under “—Redemption and Repurchase of the Notes—Repurchase of Notes at the Option of the Holder,” we will be required to give notice on a date not less than 30 days prior to each date of repurchase.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or any redemption date, or any repurchase date, or upon conversion or otherwise, cash and shares of our common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Form, Denomination and Registration

The notes have been issued in book-entry, or registered, form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof, and are represented by three global notes, which have been deposited with the trustee as custodian for DTC (collectively, with any of its successors referred to as the “depositary”) and registered in the name of DTC’s nominee, Cede & Co.

Since their issuance, the notes have been eligible for trading in PORTAL. Our common stock is listed on the NYSE under the symbol “GIS.”

Legal Ownership

Street Name and Other Indirect Holders

Investors who hold the notes in accounts at banks or brokers will generally not be recognized by us as legal holders of the notes. This is called holding in “street name.” Instead, we would recognize only DTC to hold its notes. If you hold notes in street name, you are responsible for checking with your own institution to find out:

•                  how it handles securities payments, notices and conversion procedures;

•                  how it would handle a request for the holders’ consent if ever required;

•                  whether it imposes fees or charges;

•                  how it would handle voting if ever required;

•                  whether and how you can instruct it to send you notes registered in your own name so you can be a direct holder as described below; and

•                  how it would pursue rights under the notes if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of notes, which means those who are registered as holders of notes. As noted above, we do not have obligations to you if you hold in street name or through other indirect means because the notes are issued in the form of global notes as described below. For example, once we make payment to the registered holder, we have no further responsibility for that payment even if that registered holder is legally required to pass the payment along to you as a street name holder but does not do so.

Global Notes

What Is a Global Note?—A global note is a special type of indirectly held security, as described above under “—Street Name and Other Indirect Holders.”

Because the notes have been issued in the form of global notes, the ultimate beneficial owners can only be indirect holders. The notes are represented by three global notes, which have been deposited with the trustee as custodian for DTC and registered in the name of DTC’s nominee, Cede & Co. The global notes may not be transferred to the name of any other direct holder unless the special circumstances described below occur. Any person wishing to own a note must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary.

Special Investor Considerations for Global Notes.   As an indirect holder, an investor’s rights relating to a global note will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a registered holder of notes and instead deal only with the depositary that holds the global notes.

Investors in global notes should be aware that:

•                  you cannot obtain notes registered in your own name except in certain limited circumstances as described below under “—Special Situations When Global Notes Will Be Terminated;”

•                  you cannot receive physical certificates for your interest in the notes;

•                  you will be a street name holder and must look to your own bank or broker for payments on the notes and protection of your legal rights relating to the notes; see “—Street Name and Other Indirect Holders;”

•                  you may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•                  the depositary’s policies will govern payments, transfers, conversions, exchanges and other matters relating to your interest in the global notes; we and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global notes; we and the trustee also do not supervise the depositary in any way; and

•                  the depositary will require that interests in a global note be purchased or sold within its system using   same-day funds for settlement.

Special Situations When Global Notes Will Be Terminated.   In a few special situations described under “—DTC; Book-Entry Notes—Exchange of Book-Entry Notes for Certificated Notes,” the global notes will terminate and interests in them will be exchanged for physical certificates representing notes. After that exchange, the choice of whether to hold notes directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in notes transferred to your own name, so that you will be a direct holder.

When a global note terminates, the depositary, and neither we nor the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

Transfer of Notes

You may transfer or exchange book-entry notes only through DTC. For information with respect to payments of principal of and premium, if any, and interest on book-entry notes and how to transfer or exchange them, see “—DTC; Book-Entry Notes” below. In addition, registration of transfer or exchange of certificated notes, if any are issued, will be made at the office of the trustee listed below under “—Payment Mechanisms for Certificated Notes, If Any.” No service charge will be made by us or the trustee for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the transfer or exchange, other than exchanges not involving any transfer.

DTC; Book-Entry Notes

DTC

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

Ownership of Book-Entry Notes

Ownership of beneficial interests in the global notes is limited to institutions that have accounts with DTC or its nominee or persons that may hold interests through those participants in DTC. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected through, records maintained by DTC, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

Transfers of Book-Entry Notes

So long as DTC or its nominee is the registered owner or holder of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the book-entry notes represented by the global notes for all purposes under the indenture and the global notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC’s applicable procedures. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in same-day funds. The laws of some states, however, require that certain persons take physical delivery of securities in definitive form, and investors subject to these requirements may not be permitted to invest in notes sold in book-entry form.

Payments on Global Notes

In the circumstances described above under “—General—Interest,” payments in respect of the global notes will be made to DTC, or its nominee, as the registered owner. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment in respect of the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of those global notes as shown on the records of DTC or its nominee. We also expect that payments by participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Those payments, however, will be the responsibility of those participants. Street name or other indirect holders should consult their banks or brokers for information on how they will receive payment.

DTC will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account interests in the global notes are credited and only in respect of that portion of the principal amount of the notes as to which such participant or participants has or have given such direction. However, only in those certain circumstances described in the following paragraph will DTC exchange the global notes for certificated notes in minimum denominations of $1,000 and integral multiples of $1,000, which it will distribute to its participants.

Exchange of Book-Entry Notes for Certificated Notes

If any of the following happens:

•                  DTC or any successor depositary notifies us that it is unwilling or unable to continue as depositary for global notes or ceases to be a “clearing agency” registered in good standing under the Exchange Act or other applicable statute or regulation and we do not appoint a successor depositary within 90 days after we receive notice of such inability, unwillingness or cessation,

•                  An event of default, as described under “—Events of Default” above, under the notes has occurred and is continuing, or

•                  We, in our sole discretion and subject to the procedures of the depositary, determine that any or all of the notes will no longer be represented by global notes,

then we will issue, to participants that hold interests in those global notes through DTC, certificated notes in exchange for the related book-entry notes and such participants will then become the registered holders of those certificated notes. Those global notes will be cancelled and be of no further force or effect. The registered holder of a certificated note may transfer that note as described above under “—Legal Ownership” and “—Transfer of Notes.”

Payment Mechanisms for Certificated Notes, If Any

If any book-entry notes are exchanged for certificated notes under the limited circumstances described above under “—DTC;Book-Entry Notes,” and you are a holder of certificated notes, the following will apply:

•                  We will make interest payments and pay additional interest, if any, other than interest payable on a maturity date, by check mailed to the holders of certificated notes.

•                  If you are a holder of at least $1,000,000 aggregate principal amount of certificated notes, you may receive your interest payments by wire transfer as follows: you must notify the trustee in writing at its office address listed below, or at any other address that the trustee has provided to you by mail, on or before the regular record date before an interest payment date, other than a maturity date, that you choose to have the interest on all your notes payable on that interest payment date and all subsequent interest payment dates paid by wire transfer of immediately available funds to an account at a bank in The City of New York, or in another city that we agree to, designated by you. This payment method will apply until you give the trustee written notice to the contrary. We will not pay interest by wire transfer if you designate an account with a bank that has no facilities to receive wire transfers.

•                  We will pay the principal of and premium, if any, and interest, including additional interest, if any, on any certificated note that is due on that note’s maturity date, redemption date or repurchase date in immediately available funds against presentation of that certificated note at the corporate trust office of the trustee in The City of New York. Alternatively, we will make this payment at any other office or agency of the trustee in The City of New York that the trustee may designate to you in writing. However, if this payment is to be made by wire transfer, the trustee must have received appropriate wire transfer instructions in writing from you at least two business days prior to the relevant date.

Unclaimed Payments

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of one year after the amount is due to registered holders will be repaid to us. After that one-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Replacement of Notes

In case any note is mutilated, destroyed, lost or stolen, we will execute and, upon our request, the trustee will authenticate and deliver, a new note with identical terms and provisions and in a like principal amount, registered in the same manner, dated the date of its authentication and bearing interest from the date to which interest has been paid on that note, in exchange for or in lieu of that old note. In case that old note is destroyed, lost or stolen, the applicant for a substituted note must furnish to us and the trustee a security or indemnity as we and the trustee may require. In addition, in every case of destruction, loss or theft of a note, the applicant must also furnish to us and the trustee satisfactory evidence of destruction, loss or theft and of ownership of the note.

Upon the issuance of any substituted note, we and the trustee may require applicants for substituted notes to cover our expenses. In case a note has matured or is about to mature and is mutilated, destroyed, lost or stolen, we may, instead of issuing a substitute note, pay or authorize the payment of the note, without surrender of the note except in the case of a mutilated note, upon compliance by the holder with the requirement above.

Trustee, Paying Agent and Conversion Agent

The trustee under the indenture is The Bank of New York Trust Company, N.A. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

The indenture contains certain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest, as defined in the Trust Indenture Act, after a default has occurred and is continuing, it must eliminate such conflict within 90 days or apply to the SEC for permission to continue, or resign.

Payment of Stamp and Other Taxes

We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes.

We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Governing Law

The indenture and the notes shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to: Treasurer, General Mills, Inc., Number One General Mills Boulevard, Minneapolis, MN 55426.

Registration Rights

We have entered into a registration rights agreement with the initial purchaser under which we have agreed to use our reasonable best efforts to keep the shelf registration statement to which this prospectus relates effective until the earliest of:

•                  two years after the last date of original issuance of any of the notes;

•                  the date when the holders of notes and holders of any shares of common stock issuable on conversion of the notes are able to sell such notes and such shares immediately without restriction under Rule 144(k) under the Securities Act; and

•                  the date when (a) all of the notes and any common stock issuable on conversion thereof have been sold either (i) under the shelf registration statement or (ii) under Rule 144 or any similar provision then in force or (b) the notes and any shares of common stock issuable on conversion of the notes cease to be outstanding.

We may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period may not exceed an aggregate of:

•                  45 days in any 90-day period; or

•                  90 days in any 360-day period.

However, in the event that our suspension of the effectiveness of the shelf registration statement as described above relates to our determination in good faith that the disclosure of a previously undisclosed proposed or pending material business transaction would be reasonably likely to impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 60 days in any 90-day period. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of such a suspension. Each holder, by its acceptance of the notes, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

A registration default occurs when at any time after the shelf registration statement becomes effective, the shelf registration statement ceases to be effective or is not usable and (1) we do not cure the registration statement within 10 business days by a post-effective amendment, prospectus supplement or report filed under the Exchange Act (other than in the case of a suspension period described in the preceding paragraph), (2) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 45th day, or 60th day, as the case may be, or (3) a suspension period, when aggregated with other suspension periods during the prior 360-day period, continues, unterminated, for more than 90 days.

If a registration default occurs, predetermined “additional interest” will accrue on the notes that are transfer restricted securities, from and including the day following the registration default to but excluding the earlier of (1) the day on which the registration default has been cured and (2) the date the registration statement is no longer required to be kept effective.

The additional interest will be paid to those entitled to interest payments on such dates quarterly in arrears on each January 11, April 11, July 11 and October 11 and will accrue at a rate per year equal to 0.25% of the principal amount of a note.

In no event will additional interest accrue at a rate exceeding 0.25% per year. If a registration default occurs after a holder has converted its notes into cash and common stock, if any, such holder will not be entitled to any compensation with respect to any such common stock.

We will provide each registered holder copies of this prospectus and take certain actions as are required to permit unrestricted resales of the notes and any common stock issuable upon conversion of the notes.  A holder who wishes to sell notes or common stock pursuant to the shelf registration statement is required to be named as a selling securityholder in this prospectus or a prospectus supplement and to deliver a prospectus and any prospectus supplements to purchasers, and is bound by the provisions of the registration rights agreement which are applicable to that holder, including certain indemnification provisions.

In order to be named as a selling securityholder in a prospectus supplement, a holder must complete and deliver a questionnaire to us.  In accordance with the terms of the registration rights agreement, upon receipt of a completed questionnaire delivered by a holder interested in selling notes or common stock pursuant to the shelf registration statement to which this prospectus relates, together with any other information we may reasonably request from a holder of such notes or common stock, we will, within 20 business days after receipt, file any prospectus supplements as are necessary to permit the holder to deliver a prospectus and any prospectus supplements to purchasers of such notes or shares of common stock, subject to our right to suspend the use of the prospectus. If a holder does not complete and deliver a questionnaire or provide the other information we may request, that holder will not be named as a selling securityholder in a prospectus supplement and will not be permitted to sell its securities under the shelf registration statement.

DESCRIPTION OF CAPITAL STOCK

The following description of certain terms of our capital stock does not purport to be complete and is qualified by reference to our certificate of incorporation. Our certificate of incorporation has been incorporated in this prospectus by reference. See “Where You May Find More Information About General Mills” for information on how to obtain copies.

Our certificate of incorporation currently authorizes the issuance of one billion shares of our common stock, par value $0.10 per share, and five million shares of cumulative preference stock, without par value, issuable in series. Our board of directors is authorized to approve the issuance of one or more series of preference stock without further authorization of our stockholders and to fix the number of shares, the designations, the relative rights and the limitations of any series of preference stock. As a result, our board, without stockholder approval, could authorize the issuance of preference stock with voting, conversion and other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of our common stock or other series of preference stock or that could have the effect of delaying, deferring or preventing a change in our control. As of July 26, 2007, there were approximately 325.8 million shares of our common stock outstanding, approximately 64.9 million shares of our common stock reserved to be issued pursuant to outstanding stock options and other rights under our stock plans for employees and non-employee directors and no shares of preference stock outstanding. Additional shares of our common stock are reserved for issuance in connection with (i) conversion of the notes, (ii) future grants of stock options and other rights under our stock plans for employees and non-employee directors and (iii) our forward purchase contract with an affiliate of Lehman Brothers (under which we are obligated to deliver between approximately 14 million and 17 million shares of our common stock in October 2007, subject to adjustment under certain circumstances).

The holders of our common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available for that purpose, provided that if any shares of preference stock are at the time outstanding, the payment of dividends on common stock or other distributions (including purchases of common stock) may be subject to the declaration and payment of full cumulative dividends, and the absence of overdue amounts in any mandatory sinking fund, on outstanding shares of preference stock.

The holders of common stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors.

The holders of common stock do not have any conversion, redemption or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of our indebtedness, and the aggregate liquidation preference of any preference stock then outstanding.

All outstanding shares of our common stock are, and any shares any shares of our common stock issued upon conversion of the notes will be, fully paid and nonassessable.

The transfer agent for our common stock is Wells Fargo Bank Minnesota, N.A., 161 North Concord Exchange, P.O. Box 64854, St. Paul, Minnesota 55164. Our stockholders may contact Wells Fargo by telephone toll-free at (800) 870-4763.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income and, in the case of non-U.S. holders (as defined below), material U.S. federal estate tax consequences of the purchase, ownership and disposition of notes and the shares of common stock into which the notes may be converted. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the Code), applicable regulations, administrative rulings and judicial decisions currently in effect, any of which may be changed, possibly retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. Except where noted, this summary deals only with a note or share of common stock held as a capital asset. This summary does not address all aspects of U.S. federal income taxes and does not deal with tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•       tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•       tax consequences to persons holding notes or common stock as a part of a hedging, integrated, or conversion transaction or straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code;

•       tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•       tax consequences to investors in pass-through entities;

•       alternative minimum tax consequences, if any; and

•       any state, local or foreign tax consequences.

If a partnership (as determined for U.S. federal income tax purposes) holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your particular situation, as well as consequences arising under the laws of any other taxing jurisdiction.

We use the term “U.S. holder” to mean a beneficial owner of notes or shares of common stock received upon conversion of notes that is, for U.S. federal income tax purposes, any of the following:

•       an individual citizen or resident of the United States;

•       a corporation, or any other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state (including the District of Columbia);

•       an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•       a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a  U.S. person.

A “non-U.S. holder” is a beneficial owner of notes or shares of common stock received upon conversion of the notes that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. These special rules are not addressed in the following summary. Non-U.S. holders should consult their tax  advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Stated Interest

Stated interest on a note will generally be taxable as ordinary income at the time it is paid or accrued, in accordance with the U.S. holder’s usual method of accounting for tax purposes.

Additional Interest

In the event of a registration default, as described under “Description of the Notes—Registration Rights,” we may be obligated to pay additional interest on the notes. Under applicable Treasury regulations, the possibility that any such additional interest payments will be made will not affect the timing, amount or character of income U.S. holders will recognize with respect to the notes if there is only a remote chance as of the date the notes were issued that such payments will be made.

We believe that there is only a remote possibility that we will be obligated to make any such additional payments on the notes. Therefore, we do not intend to treat the notes as contingent payment debt instruments or the potential payment of these amounts as part of the yield to maturity of the notes. However, if these amounts are in fact paid, we intend to take the position that U.S. holders will be required to recognize such amounts as ordinary income when received or accrued in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes. Our determination that this contingency is remote is binding on U.S. holders unless they disclose a contrary position to the Internal Revenue Service (the IRS) in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to successfully challenge this determination, U.S. holders would be required, among other things, to accrue interest income at a rate higher than the stated interest rate on the notes, treat as ordinary income (rather than capital gain) any gain recognized on a sale, exchange or redemption of a note, and treat the entire amount of realized gain upon a conversion of notes as taxable.

U.S. holders should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Market Discount

A U.S. holder that acquires a note at a price that is less than the note’s stated redemption price at maturity (generally, the sum of all payments required under the note other than payments of stated interest) will be treated as having purchased the note at a “market discount.” Subject to a de minimis exception, the market discount rules generally require a U.S. holder who acquires a note at a market discount to treat any principal payment on the note and any gain recognized on any disposition of the note as ordinary income to the extent of the accrued market discount, not previously included in income, at the time of such payment or disposition. In general, the amount of market discount that has accrued is determined on a straight-line basis over the remaining term of the note as of the time of acquisition, or, at the election of the holder, on a constant yield basis. Such an election applies only to the note with respect to which it is made and may not be revoked.

A U.S. holder of a note acquired at a market discount also may elect to include the market discount in income as it accrues. If a U.S. holder so elects, the rules discussed above with respect to ordinary income recognition resulting from the payment of principal on a note or the disposition of a note would not apply, and the holder’s tax basis in the note would be increased by the amount of the market discount included in income at the time it accrues. This election would apply to all market discount obligations acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

A U.S. holder may be required to defer until maturity of the note (or, in certain circumstances, its earlier disposition) the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless the holder elects to include market discount in income on a current basis.

Upon the conversion of a note into cash and common stock, any accrued market discount on the note not previously included in income will be carried over to the common stock received upon conversion of the note, and any gain recognized upon the disposition of such common stock will be treated as ordinary income to the extent of such accrued market discount.

Amortizable Bond Premium

If a U.S. holder acquires a note for a price that is in excess of the note’s stated redemption price at maturity, the U.S. holder generally will be considered to have acquired a note with “amortizable bond premium.” Amortizable bond premium, however, does not include any premium attributable to the conversion feature of the note. A U.S. holder may elect to amortize amortizable bond premium on a constant yield basis. The amount amortized in any year generally will be treated as a deduction against the holder’s interest income on the note. If the amortizable bond premium allocable to a year exceeds the amount of interest income allocable to that year, the excess would be allowed as a deduction for that year but only to the extent of the holder’s prior inclusions of interest income (net of any deductions for bond premium) with respect to the note.

The premium on a note held by a U.S. holder that does not make such an election will decrease the gain or increase the loss otherwise recognizable on the disposition of the note. The election to amortize the premium on a constant yield basis generally applies to all bonds held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Except as provided below under “—Conversion of Notes,” a U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between (1) the amount realized upon such taxable disposition of the note (less any amount attributable to accrued interest, which will be taxable as ordinary interest income) and (2) the U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note increased by the amount of accrued market discount previously included in the holder’s income, and decreased by the amount of any amortizable bond premium previously deducted by the holder. Subject to the discussion above regarding market discount, any gain or loss recognized on a taxable disposition of the note will generally be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such gain or loss will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. A U.S. holder’s ability to deduct capital losses is subject to certain limitations.

Conversion of Notes

If a U.S. holder receives solely cash in exchange for a note upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the note in a taxable disposition (as described above under “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes”). The tax treatment of a conversion of a note into cash and common stock is uncertain, and U.S. holders should consult their tax advisors regarding the consequences of such a conversion.

Treatment as a Recapitalization.   If a combination of cash and stock is received by you upon conversion of a note, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that the conversion would be treated as a “recapitalization” for such purposes. In such case, gain, but not loss, would be recognized equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such, and cash in lieu of a fractional share) over a U.S. holder’s tax basis in the notes (excluding the portion of the tax basis that is allocable to any fractional share), but in no event should the gain recognized exceed the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. holder would receive for the fractional share and the portion of the U.S. holder’s tax basis in the note that is allocable to the fractional share. Subject to the discussion above regarding market discount, any gain or loss recognized on conversion generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year.

The tax basis of the shares of common stock received upon such a conversion (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) would equal the tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder’s holding period for shares of common stock would include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

Possible Alternative Treatments.   If the conversion of a note into cash and common stock, discussed above, were not treated as a recapitalization, an alternative characterization would be to treat the cash payment received as proceeds from the sale of a portion of the note and taxed in the manner described under “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share). Under this alternative characterization, the common stock received on such a conversion would be treated as received upon a conversion of the note, which generally would not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued interest. In that case, the U.S. holder’s tax basis in the note would generally be allocated pro rata, based on the relative fair market values, among the common stock received, the fractional share that is sold for cash and the portion of the note that is treated as sold for cash. The holding period for the common stock received in the conversion (except any common stock received with respect to accrued interest) would include the holding period for the notes.

It is also possible that the receipt of common stock and cash could be treated as a fully taxable event.

Constructive Distributions

The conversion rate of the notes may be adjusted in certain circumstances, as described in “Description of the Notes—Conversion Rights.” Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and possibly adjustments in connection with a change in control) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code, as described under “—Distributions on Common Stock.” It is not clear whether a constructive dividend deemed paid to a U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends received or for the dividends-received deduction applicable to certain dividends paid to corporate holders. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding taxes on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

Distributions on Common Stock

Distributions, if any, made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by a non-corporate U.S. holder in tax years prior to 2011 will be eligible to be taxed at reduced rates if the U.S. holder meets certain holding period and other applicable requirements.

Sale, Certain Redemptions or Other Taxable Dispositions of Common Stock

Subject to the discussion above regarding market discount, upon the sale, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon such taxable disposition and (2) the U.S. holder’s tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply if a U.S. holder receives payments of interest on the notes, dividends on shares of common stock or proceeds from the sale of a note or share of common stock, unless the U.S. holder is an exempt recipient such as a corporation. Backup withholding will apply to those payments if a U.S. holder, who is not otherwise exempt from withholding, fails to make required certifications and provide its correct taxpayer identification number or has been notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided required information is furnished timely to the IRS.

Consequences to Non-U.S. Holders

Interest

Subject to the discussion below concerning backup withholding, a non-U.S. holder who is not engaged in a trade or business in the United States to which interest on a note is attributable generally will not be subject to U.S. federal income tax or the U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate) on interest on a note provided that:

•       the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•       the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•       the non-U.S. holder is not a bank whose receipt of interest on a note is described in section 88l(c)(3)(A) of the Code; and

•       (1) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (2) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base), then the non-U.S. holder will be exempt from the 30% withholding tax (provided the certification requirements discussed above are satisfied) and will instead be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lower rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends and Constructive Distributions

Any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “—Consequences to U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30% rate (or a lower rate under an applicable income tax treaty). However, dividends that are effectively connected with the conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base) will not be subject to the withholding tax, but instead will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder must comply with certain certification and disclosure requirements in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or a lower rate under an applicable income tax treaty). Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, Certain Redemptions, Conversion or Other Taxable Dispositions of Notes or Shares of Common Stock

Gain realized by a non-U.S. holder on the sale, exchange, certain redemptions or other taxable dispositions of a note or common stock (as well as upon the conversion of a note into cash or into a combination of cash and common stock) will not be subject to U.S. federal income tax unless:

•       that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment or fixed base);

•       the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•       we are or have been a “U.S. real property holding corporation” (a USRPHC) for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be.

If you are a non-U.S. holder who is an individual described in the first bullet point above, you will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock, generally in the same manner as if you were a U.S. holder. If you are a foreign corporation that is described in the first bullet point above, you will be subject to tax on your net gain generally in the same manner as if you were a U.S. person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits (or at a lower rate under an applicable income tax treaty). If you are described in the second bullet point above, you will be subject to a flat 30% tax on the gain recognized on the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock (which gain may be offset by U.S. source capital losses), even though you are not considered a resident of the United States. Any amounts (including common stock) which a non-U.S. holder receives on a sale, exchange, redemption, conversion or other taxable disposition of a note which are attributable to accrued interest will generally be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Interest.”  We believe that we are not currently, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.

U.S. Federal Estate Tax

The estate of a non-U.S. holder will not be subject to U.S. federal estate tax on the notes beneficially owned by the non-U.S. holder at the time of his or her death provided that:

•       any interest payments to the non-U.S. holder on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the rules described in “—Interest,” without regard to the certification requirements described in the last bullet point; and

•       interest on the notes would not have been, if received at the time of the non-U.S. holder’s death, effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

The estate of a non-U.S. holder will be subject to U.S. federal estate tax on common stock beneficially owned by the non-U.S. holder at his or her death, unless an applicable estate tax treaty provides otherwise. Estates of decedents who are not citizens or residents of the United States (as defined for U.S. federal estate tax purposes) are generally allowed a statutory credit that has the effect of offsetting the U.S. federal estate tax imposed on the first $60,000 of the taxable estate.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest or dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described in the last bullet point under “—Interest” has been received (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code). A non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described in the last bullet point under “—Interest” has been received (and the payor does not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

SELLING SECURITYHOLDERS

We originally issued the notes to Morgan Stanley & Co. Incorporated, as the initial purchaser, in a transaction exempt from the registration requirements of the Securities Act.  The initial purchaser immediately resold the notes to persons reasonably believed to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions exempt from the registration requirements of the Securities Act.  Selling securityholders, including their transferees, pledgees or donees or their successors (all of whom may be selling securityholders), may from time to time offer and sell pursuant to this prospectus any or all of the notes and any common stock into which the notes are convertible.  When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledges or donees or their successors.

The table below sets forth the name of each selling securityholder, the principal amount of notes that each selling securityholder may offer pursuant to this prospectus and the number of shares of our common stock issuable upon conversion of the notes that may be offered pursuant to this prospectus.  Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.  The information is based on information provided by or on behalf of the selling securityholders to us in a selling securityholder questionnaire and is as of the date specified by the selling securityholders in such questionnaires.  The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible, if and when converted.  We have assumed for purposes of the table below that the selling securityholders will sell all of their notes and common stock issuable upon conversion of the notes pursuant to this prospectus and that any other shares of our common stock beneficially owned by the selling securityholders will continue to beneficially owned.  In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.  All of the notes were “restricted securities” under the Securities Act prior to this registration.

Selling Securityholder(1)	Principal Amount of Notes That May Be Sold	Percentage of Notes Outstanding	Shares of Common Stock Offered (2)(3)	Shares of Common Stock Beneficially Owned After the Offering (4)

Allstate Insurance Company (5)	$12,200,000	1.06%	122,000	177,037
Allstate Life Insurance Company (5)	16,476,000	1.43	164,760	0
BMO Nesbitt Burns Inc.	15,000,000	1.30	150,000	0
CQS Convertible and Quantitative Strategies Master Fund Limited	50,000,000	4.35	500,000	0
Credit Industriel ET Commercial	105,000,000	9.13	1,050,000	0
Oz Master Fund, Ltd. (6)	25,000,000	2.17	250,000	0
President and Fellows of Harvard College	40,000,000	3.48	400,000	27,352
United Healthcare — AARP	250,000	0.02	2,500	0
United Healthcare Insurance Co.	250,000	0.02	2,500	0
Vicis Capital Master Fund (7)	10,000,000	0.87	100,000	0
Victory Capital Management as Agent for the Charitable Convertible Securities Fund	1,170,000	0.10	11,700	0
Victory Capital Management as Agent for the EB Convertible Securities Fund	3,195,000	0.28	31,950	0
Victory Capital Management as Agent for the Key Trust Convertible Securities Fund	660,000	0.06	6,600	0
Victory Capital Management as Agent for the Victory Convertible Fund	1,785,000	0.16	17,850	0
Victory Capital Management as Investment Manager for ComSource Oklahoma	2,420,000	0.21	24,200	0
Victory Capital Management as Investment Manager for the Georgia Firefighters Pension T8YM	1,245,000	0.11	12,450	0
Victory Capital Management as Investment Manager for the Georgia Municipal Retirement Trust Fdn	3,570,000	0.31	35,700	0
Victory Capital Management as Investment Manager for Health Foundation of Greater Cincinnati	700,000	0.06	7,000	0
Victory Capital Management as Investment Manager for Potlatch	2,940,000	0.26	29,400	0
Victory Capital Management as Investment Manager for Public Health Trust	315,000	0.03	3,150	0
Subtotal:	$292,176,000	25.41%	2,921,760	204,389
All other holders of notes or future transferees from any holder (8)(9)	857,824,000	74.59	8,578,240	0

Total:	$1,150,000,000	100.00%	11,500,000	204,389

(1)          Information regarding the selling securityholders may change from time to time.  Any such changed information will be set forth in supplements to this prospectus if required.

(2)          Assumes for each $1,000 in principal amount of notes a maximum of 10 shares of common stock could be received upon conversion.  This conversion rate is subject to adjustment as described under “Description of the Notes—Conversion Rights.”  As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.  Excludes shares of common stock that may be issued by us upon the conversion of the notes as described under “Description of the Notes—Conversion Rights—Converting in Connection with Certain Change of Control Events.”  In addition, excludes fractional shares.  Holders will receive a cash adjustment for any fractional share amount resulting from the conversion of the notes, as described under “Description of the Notes—Payment upon Conversion.”

(3)          Based on 325,796,537 shares of common stock outstanding as of July 26, 2007, no identified selling securityholder would own 1% or more of our common stock after an offering and sale of all shares issuable upon conversion of the notes.  In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(4)          For purposes of computing the number and percentage of notes and shares of common stock to be held by the selling securityholders after the conclusion of this offering, we have assumed for purposes of the table above that the selling securityholders named above will sell all of the notes and all of the common stock issuable upon conversion of the notes offered by this prospectus, and that any other shares of our common stock beneficially owned by these selling securityholders will continue to be beneficially owned.

(5)          This selling securityholder and its affiliates also own $14,000,000 in principal amount of General Mills’ 3.875% Notes Due November 30, 2007 and $41,785,000 in principal amount of General Mills’ 6% Notes Due February 15, 2012.

(6)          Daniel S. Och, as senior managing member of Oz Management, LLC, the investment manager to this selling securityholder, may be deemed to have voting/investment control of the registrable securities held by this selling securityholder.

(7)          Vicis Capital LLC is the investment manager.  Shad Stasney, John Succo and Sky Lucas control Vicis Capital LLC equally but disclaim individual ownership of the securities.

(8)          These holders represent the remaining selling securityholders.  We are unable to provide the names of these selling securityholders because such selling securityholders have not yet provided us with the information necessary to name them in this prospectus.  Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required.

(9)          Assumes that any other holders of notes or any future transferees, pledgees, donees or successors of or from any such other holders of the notes do not beneficially own any common stock other than common stock into which the notes are convertible at the initial conversion rate of 10 shares per $1,000 of principal amount of notes.

PLAN OF DISTRIBUTION

We are registering the notes and the underlying shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus.

The selling securityholders and their successors, including their transferees, pledgees or donees or their successors (all of whom may be selling securityholders), may sell the notes and any common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.  These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.  Notwithstanding the foregoing, in no event will the method of distribution of the notes and any common stock into which the notes are convertible take the form of an underwritten offering of such notes or common stock without the prior written agreement of General Mills.

The notes and any common stock into which the notes are convertible may be sold in one or more transactions at:

•      fixed prices;

•      prevailing market prices at the time of sale;

•      prices related to the prevailing market prices;

•      varying prices determined at the time of sale; or

•      negotiated prices.

These prices will be determined by the selling securityholders or by agreement between such selling securityholders and underwriters, broker-dealers or agents.  The aggregate proceeds to the selling securityholders from the sale of the notes or common stock offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any.  Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

The sales described in the preceding paragraph may be effected in transactions:

•                  on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

•      in the over-the-counter market; or

•      otherwise than on such exchanges or services or in the over-the-counter market.

These transactions may include block transactions or crosses.  Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sale of the notes and any common stock into which the notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes or any common stock into which the notes are convertible to close out their short positions, or loan or pledge the notes or any common stock into which the notes are convertible to broker-dealers which in turn may sell these securities.

Our outstanding common stock is listed for trading on the NYSE.  The notes are currently eligible for trading in PORTAL.  However, the notes will cease to be eligible for trading in PORTAL upon their registration.  We have no plans to list the notes on a securities exchange or to include the notes in any automated quotation system upon their registration and can give no assurance about the development of any trading market for the notes.  See “Risk Factors—If an active trading market for the notes does not develop, you may not be able to resell them.”

In order to comply with the securities laws of some states, if applicable, the notes and any common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states, the notes and any common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the notes or the shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act.  Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.  The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and any common stock issuable upon conversion of the notes.  Selling securityholders may ultimately not sell all, and conceivably may not sell any, of the notes and shares of common stock offered by them under this prospectus.  In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the notes and the shares of common stock by other means not described in this prospectus.  Furthermore, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement to which this prospectus relates.

We originally issued the notes to Morgan Stanley & Co. Incorporated, as the initial purchaser, in a transaction exempt from the registration requirements of the Securities Act.  The initial purchaser immediately resold the notes to persons reasonably believed to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions exempt from the registration requirements of the Securities Act.  We entered into a registration rights agreement with the initial purchaser for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times.  The registration rights agreement provides for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and any common stock, including liabilities under the Securities Act.  We have agreed, among other things, to pay all expenses of the shelf registration statement to which this prospectus relates.

Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement effective until the earliest of:

(1)  two years after the last date of original issuance of any of the notes;

(2)  the date when the holders of notes and holders of any shares of common stock issuable on conversion of the notes are able to sell such notes and such shares immediately without restriction under Rule 144(k) under the Securities Act; and

(3)  the date when (a) all of the notes and any common stock issuable on conversion thereof have been sold either (i) under the shelf registration statement or (ii) under Rule 144 or any similar provision then in force or (b) the notes and any shares of common stock issuable on conversion of the notes cease to be outstanding.

Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement.  In these cases, we may prohibit offers and sales of the notes and shares of common stock pursuant to the registration statement to which this prospectus relates.

We may suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any 90-day period and not to exceed an aggregate of 90 days in any 360-day period, subject to certain specified exceptions.  We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders.  See “Description of the Notes—Registration Rights.”

VALIDITY OF THE SECURITIES

The validity of the notes offered hereby and of the shares of common stock issuable upon conversion thereof will be passed upon for us by Siri S. Marshall, our General Counsel. As of August 1, 2007, Ms. Marshall owned, directly or indirectly, 42,280 shares of our common stock and has exercisable options to purchase additional shares of our common stock.

EXPERTS

The consolidated financial statements and schedule of General Mills, Inc. and its subsidiaries as of May 27, 2007 and May 28, 2006 and for each of the fiscal years in the three-year period ended May 27, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of May 27, 2007, incorporated by reference in this prospectus from General Mills’ Annual Report on Form 10-K filed with the SEC on July 26, 2007, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

KPMG’s report dated July 26, 2007 on the consolidated financial statements refers to a change during fiscal 2007 in the classification of shipping costs, a change in our annual goodwill impairment assessment date to December 1, and the adoption of  Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payment,” on May 29, 2006 and Statement of Financial Accounting Standards No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans an amendment of Financial Accounting Standards Board Statements No. 87, 88, 106 and 132(R)” on May 27, 2007.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses expected to be incurred by the Company in connection with the offering described in this registration statement.  The Company is paying all of the selling securityholders’ expenses related to this offering, except that the selling securityholders will pay any applicable underwriting discounts or commissions or broker’s or agent’s commissions and expenses.  All amounts are estimated, except for the SEC registration fee.

SEC registration fee	$35,305
Accountants’ fees and expenses	10,000
Legal fees and expenses	30,000
Printing	10,000
Trustee’s fees and expenses	10,500
Miscellaneous expenses	15,000

Total	$110,805

Item 15.  Indemnification of Directors and Officers.

Under provisions of the Company’s By-laws, each person who is or was a director or officer of the Company shall be indemnified by the Company to the fullest extent permitted by Delaware law.

Under Section 145 of the Delaware General Corporation Law, the directors and officers of the Company are entitled, under certain circumstances, to be indemnified by it against all expenses and liabilities incurred by or imposed upon them as a result of suits or actions brought against them as such directors and officers, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, have no reasonable cause to believe their conduct was unlawful; except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The Company maintains directors’ and officers’ liability insurance that reimburses the Company for certain indemnification liabilities and expenses, and covers directors and officers in certain situations where indemnification is not available from the Company.

The Securities and Exchange Commission has taken the position that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted by a company to its directors and officers, such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 16.  Exhibits.

Exhibit Number		Description of Exhibit

3.1

Restated Certificate of Incorporation of the Registrant, as amended to date (incorporated herein by reference to Exhibit 3.1 to Registrant’s Annual Report on Form 10-K for the fiscal year ended May 26, 2002).

3.2		By-Laws of the Registrant, as amended to date (incorporated herein by reference to Exhibit 3 to Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 25, 2007).

4.1

Indenture, dated as of April 11, 2007, between General Mills, Inc. and The Bank of New York Trust Company, N.A., as trustee (incorporated herein by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the SEC on April 11, 2007).

4.2

Form of Floating Rate Convertible Senior Note Due April 11, 2037 (included in Exhibit 4.1) (incorporated herein by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the SEC on April 11, 2007).

4.3

Registration Rights Agreement, dated as of April 11, 2007, between Morgan Stanley & Co. Incorporated and General Mills, Inc. (incorporated herein by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K filed with the SEC on April 11, 2007).

5.1	*	Opinion of Siri S. Marshall, General Counsel of General Mills.

12.1		Computation of Ratio of Earnings to Fixed Charges (incorporated herein by reference to Exhibit 12 to Registrant’s Annual Report on Form 10-K for the fiscal year ended May 27, 2007).

23.1	*	Consent of Siri S. Marshall (included in Exhibit 5.1).

23.2	*	Consent of KPMG LLP.

24.1	*	Power of Attorney.

25.1	*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A, as Trustee under the Indenture.

* Filed herewith.

Item 17.  Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

               (i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

               (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant the foregoing provisions described above under Item 15 or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, General Mills certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Minneapolis, State of Minnesota, on the 13th day of August 2007.

GENERAL MILLS, INC.

By:	/s/ Siri S. Marshall
	Name:	Siri S. Marshall
	Title:	Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated on the 13th day of August 2007.

Signature	Title

/s/ Stephen W. Sanger	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)
Stephen W. Sanger

/s/ Donal L. Mulligan	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Donal L. Mulligan

/s/ Kenneth L. Thome	Senior Vice President, Deputy Chief Financial Officer
Kenneth L. Thome	(Principal Accounting Officer)

*	Director
Paul Danos

*	Director
William T. Esrey

*	Director
Raymond V. Gilmartin

	*	Director
Judith Richards Hope

	*	Director
Heidi G. Miller

	*	Director
Hilda Ochoa-Brillembourg

	*	Director
Steve Odland

	*	President, Chief Operating Officer and Director
Kendall J. Powell

	*	Director
Michael D. Rose

	*	Director
Robert L. Ryan

	*	Director
A. Michael Spence

	*	Director
Dorothy A. Terrell

*By:	/s/ Siri S. Marshall
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description of Exhibit
3.1

Restated Certificate of Incorporation of the Registrant, as amended to date (incorporated herein by reference to Exhibit 3.1 to Registrant’s Annual Report on Form 10-K for the fiscal year ended May 26, 2002).

3.2		By-Laws of the Registrant, as amended to date (incorporated herein by reference to Exhibit 3 to Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 25, 2007).
4.1

Indenture, dated as of April 11, 2007, between General Mills, Inc. and The Bank of New York Trust Company, N.A., as trustee (incorporated herein by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the SEC on April 11, 2007).

4.2

Form of Floating Rate Convertible Senior Note Due April 11, 2037 (included in Exhibit 4.1) (incorporated herein by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the SEC on April 11, 2007).

4.3

Registration Rights Agreement, dated as of April 11, 2007, between Morgan Stanley & Co. Incorporated and General Mills, Inc. (incorporated herein by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K filed with the SEC on April 11, 2007).

5.1	*	Opinion of Siri S. Marshall, General Counsel of General Mills.
12.1		Computation of Ratio of Earnings to Fixed Charges (incorporated herein by reference to Exhibit 12 to Registrant’s Annual Report on Form 10-K for the fiscal year ended May 27, 2007).
23.1	*	Consent of Siri S. Marshall (included in Exhibit 5.1).
23.2	*	Consent of KPMG LLP.
24.1	*	Power of Attorney.
25.1	*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A, as Trustee under the Indenture.

* Filed herewith.